                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

                                   ----------

                                 SCHEDULE 13D/A

                                 (Rule 13d-101)

                                Amendment No. 72

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)

                          The Goldman Sachs Group, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   38141G 10 4
                                 (CUSIP Number)

                               Kenneth L. Josselyn
                               Beverly L. O'Toole
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                February 13, 2009
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

---------------------
CUSIP NO. 38141G 10 4                  13D
---------------------
------------------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.

------------------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     As to a group consisting solely of Covered Persons(1)                       (a)   [x]
     As to a group consisting of persons other than Covered Persons              (b)   [x]

------------------------------------------------------------------------------------------
3.   SEC USE ONLY

------------------------------------------------------------------------------------------
4.   SOURCE OF FUNDS: OO and PF (Applies to each person listed on Appendix A.)

------------------------------------------------------------------------------------------
5.   CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
     (Applies to each person listed on Appendix A.)                                    [ ]

------------------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

------------------------------------------------------------------------------------------
               7.   SOLE VOTING POWER: 0

               ---------------------------------------------------------------------------
  NUMBER OF    8.   SHARED  VOTING  POWER (See Item 6)  (Applies  to each person
   SHARES           listed on Appendix A.)
BENEFICIALLY        23,129,227 Voting Shares(2) held by Covered Persons
  OWNED BY          3,660 Shared Ownership Shares held by Covered Persons(3)
    EACH            10,096,029 Sixty Day Shares held by Covered Persons(4)
  REPORTING         2,576,105 Other Shares held by Covered Persons (5)
   PERSON
    WITH       ---------------------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER (See Item 6)
                    As to Voting Shares, less than 1%
                    As to Shared  Ownership  Shares,  Sixty Day Shares and Other
                    Shares, 0

------------------------------------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER (See Item 6):
                    As to Voting Shares, 0
                    As to Shared Ownership Shares, less than 0.01%
                    As to Sixty Day Shares and Other Shares, less than 1%.
------------------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON               35,805,021

------------------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES             [ ]

------------------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                              7.58%

------------------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON:
     IN as to Covered Persons; CO as to Reporting Entities(1) that are corporations; OO as to Reporting Entities that are trusts

------------------------------------------------------------------------------------------

----------
(1)  For a definition of this term, please see Item 2.

(2)  For a definition of this term, please see Item 6.

(3) "Shared Ownership Shares" are shares of Common Stock (other than Other Shares, as defined below) of which a Covered Person shares beneficial ownership with someone other than the Covered Person's spouse. Each Covered Person disclaims beneficial ownership of Shared Ownership Shares beneficially owned by each other Covered Person.

(4) "Sixty Day Shares" are shares of Common Stock deemed to be beneficially owned under Rule 13d-3(d)(1) because a Covered Person has the right to acquire beneficial ownership within 60 days of the date hereof. See Annex D for a description of these shares. Upon acquisition by the Covered Person, these shares will become Voting Shares. Each Covered Person disclaims beneficial ownership of Sixty Day Shares beneficially owned by each other Covered Person.

(5) "Other Shares" include: (i) 488,433 shares of Common Stock held by 25 private charitable foundations established by 25 Covered Persons; (ii) 1,798,530 shares of Common Stock held by certain family members of Covered Persons and by certain estate planning entities established by Covered Persons; (iii) 287,272 shares of Common Stock held in escrow for the benefit of certain Covered Persons; and (iv) 1,870 shares of Common Stock held by the trust underlying The Goldman Sachs 401(k) Plan. Each Covered Person disclaims beneficial ownership of Other Shares beneficially owned by each other Covered Person, and each Covered Person disclaims beneficial ownership of all shares held by any private charitable foundation or any family member of a Covered Person.

                                                                      Appendix A

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Paul R. Aaron
Peter C. Aberg
Mark E. Agne
Gregory A. Agran
Raanan A. Agus
Sanggyun Ahn                             Korea
Yusuf A. Aliredha                       Bahrain
Philip S. Armstrong                       UK
John A. Ashdown                           UK
Armen A. Avanessians
Dean C. Backer
Charles Baillie
Steven M. Barry
Christopher M. Barter
Stacy Bash-Polley
Jonathan A. Beinner
Milton R. Berlinski                 The Netherlands
Philip R. Berlinski                   Belgium/USA
Frances R. Bermanzohn
Paul D. Bernard
Stuart N. Bernstein
Robert A. Berry                           UK
Elizabeth E. Beshel
Leslie A. Biddle
Lloyd C. Blankfein
Dorothee Blessing                       Germany
Oliver R. Bolitho                         UK
Johannes M. Boomars                 The Netherlands
Atanas Bostandjiev                        UK
Patrick T. Boyle                          UK
Stephen Branton-Speak                     UK
Anne F. Brennan
Samuel S. Britton
Craig W. Broderick
Jason M. Brown                            UK
Steven M. Bunson
Nicholas F. Burgin
Mary D. Byron
Jason G. Cahilly
Jin Yong Cai                        China/Hong Kong
Richard M. Campbell-Breeden               UK
Gerald J. Cardinale
Mark M. Carhart
Valentino D. Carlotti
Anthony H. Carpet
Michael J. Carr
Lik Shuen David Chan                   Hong Kong
R. Martin Chavez
Martin Cher                            Singapore

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Andrew A. Chisholm                      Canada
Jane P. Chwick
James B. Clark
Abby Joseph Cohen
Alan M. Cohen
Gary D. Cohn
Christopher A. Cole
Denis P. Coleman III
Peter H. Comisar
Laura C. Conigliaro
William J. Conley, Jr.
Thomas G. Connolly                    Ireland/USA
Kevin P. Connors                      Ireland/USA
Linnea K. Conrad
Karen R. Cook                             UK
Edith W. Cooper
Colin J. Corgan
Thomas W. Cornacchia
Henry Cornell
E. Gerald Corrigan
Frank L. Coulson, Jr.
James V. Covello
Brahm S. Cramer                         Canada
Jeffrey R. Currie
Matthew H. Cyzer                          UK
Michael D. Daffey                      Australia
John S. Daly                            Ireland
Stephen D. Daniel                       Canada
Diego De Giorgi                          Italy
Michael G. De Lathauwer                 Belgium
Francois-Xavier de Mallmann       France/Switzerland
Jean A. De Pourtales                   France/UK
Giorgio De Santis                        Italy
Daniel L. Dees
Mark F. Dehnert
Martin R. Devenish                        UK
Alexander C. Dibelius                   Germany
Simon P. Dingemans                        UK
Joseph P. DiSabato
Albert F. Dombrowski
Katinka I. Domotorffy
Suzanne O. Donohoe
Thomas M. Dowling
Donald J. Duet
Michael L. Dweck
Gordon E. Dyal
Isabelle Ealet                          France
Glenn P. Earle                            UK
Kenneth M. Eberts III

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Edward K. Eisler                        Austria
Jason H. Ekaireb                          UK
Kathleen G. Elsesser
Peter C. Enns                           Canada
L. Brooks Entwistle
James P. Esposito
Michael P. Esposito
J. Michael Evans                        Canada
Carl Faker                          France/Lebanon
Elizabeth C. Fascitelli
Douglas L. Feagin
Stephan J. Feldgoise
Steven M. Feldman
Gregg J. Felton
Benjamin W. Ferguson
Luca D. Ferrari                        Italy/USA
Wolfgang Fink                           Germany
Pierre-Henri Flamand                    France
Elisabeth Fontenelli
Silverio Foresi                          Italy
Colleen A. Foster
Orit Freedman                           Israel
Matthew T. Fremont-Smith
Christopher G. French                     UK
Richard A. Friedman
Enrico S. Gaglioti
Timur F. Galen
Sean J. Gallagher
Gonzalo R. Garcia                        Chile
James R. Garman                           UK
Kevin S. Gasvoda
Paul E. Germain
Robert R. Gheewalla
Gary T. Giglio
H. John Gilbertson, Jr.
Joseph H. Gleberman
Justin G. Gmelich
Richard J. Gnodde                      Ireland/
                                     South Africa
Jeffrey B. Goldenberg
Gregg A. Gonsalves
Andrew M. Gordon
Paul Graves                               UK
Michael J. Graziano
Stefan Green                           Australia
David J. Greenwald
Peter Gross
Vishal Gupta                             India
Celeste A. Guth

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Edward G. Hadden                        Canada
Jonathan J. Hall                          UK
Rumiko Hasegawa                          Japan
Jan Hatzius                             Germany
Keith L. Hayes                            UK
David B. Heller
Robert D. Henderson
Bruce A. Heyman
Stephen P. Hickey
Melina E. Higgins
Martin Hintze                           Germany
Kenneth L. Hirsch
Kenneth W. Hitchner
Maykin Ho
Todd Hohman
Simon N. Holden                           UK
Margaret J. Holen
Philip Holzer                           Germany
James P. Houghton                         UK
Zu Liu Frederick Hu                      China
Paul J. Huchro
Alastair J. Hunt                        UK/USA
Edith A. Hunt
Phillip S. Hylander                       UK
Hidehiro Imatsu                          Japan
Timothy J. Ingrassia
Raymond J. Iwanowski
William L. Jacob III
Andrew J. Jonas
Adrian M. Jones                         Ireland
Robert C. Jones
Andrew J. Kaiser
Toshinobu Kasai                          Japan
James C. Katzman
Alan S. Kava
Dimitrios Kavvathas                     Greece
Larry M. Kellerman
Kevin W. Kennedy
Thomas J. Kenny
Richard A. Kimball, Jr.
Robert C. King, Jr.
Timothy M. Kingston
Hideki Kinuhata                          Japan
Shigeki Kiritani                         Japan
Michael E. Koester
J. Christopher A. Kojima                Canada
Eric S. Lane
Jonathan A. Langer
Michiel P. Lap                      The Netherlands

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
John J. Lauto
Brian J. Lee
George C. Lee
Gregory D. Lee                         Australia
Ronald Lee
David A. Lehman
Tim Leissner                        Brazil/Germany
Todd W. Leland
Gregg R. Lemkau
Deborah R. Leone
Hughes B. Lepic                         France
Wai Man Kaven Leung                    Hong Kong
Allan S. Levine
Brian T. Levine
Jack Levy
Gwen R. Libstag
Mitchell J. Lieberman
Ryan D. Limaye
John S. Lindfors                        Finland
Anthony W. Ling                           UK
Hao Cheng Liu
Victor M. Lopez-Balboa
Antigone Loudiadis                     Greece/UK
Peter J. Lyon
Mark G. Machin                            UK
Paula B. Madoff
John A. Mahoney
Puneet Malhi                              UK
Charles G. R. Manby                       UK
Simon I. Mansfield                        UK
David M. Marcinek
Robert J. Markwick                        UK
Serge Marquie                           France
Allan S. Marson                           UK
Alison J. Mass
Blake W. Mather
Kathy M. Matsui
George N. Mattson
John J. McCabe
Stephen J. McGuinness
John J. McGuire, Jr.
John W. McMahon
James A. McNamara
Robert A. McTamaney
Sanjeev K. Mehra
Bernard A. Mensah                         UK
Julian R. Metherell                       UK
Michael J. Millette
Milton R. Millman III

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Christopher Milner                        UK
Christina P. Minnis
Masanori Mochida                         Japan
Timothy H. Moe
Philip J. Moffitt                      Australia
William C. Montgomery
J. Ronald Morgan III
Simon P. Morris                           UK
Thomas C. Morrow
Jeffrey M. Moslow
Sharmin Mossavar-Rahmani                  UK
Donald R. Mullen
Takashi Murata                           Japan
Ken N. Murphy
Arjun N. Murti
Marc O. Nachmann                      Germany/USA
Kenichi Nagasu                           Japan
Jeffrey P. Nedelman
Gavin G. O'Connor
L. Peter O'Hagan                      Canada/USA
Terence J. O'Neill                        UK
Timothy J. O'Neill
Peter C. Oppenheimer                      UK
Todd G. Owens
Fumiko Ozawa                             Japan
Craig W. Packer
Gregory K. Palm
Konstantinos N. Pantazopoulos           Greece
James R. Paradise                         UK
Sanjay H. Patel
Sheila H. Patel
David B. Philip
Stephen R. Pierce
Kenneth A. Pontarelli
Ellen R. Porges
Richard H. Powers
Gilberto Pozzi                           Italy
Lora J. Price
Kevin A. Quinn
Jean Raby                               Canada
Lorin P. Radtke
John J. Rafter                          Ireland
Dioscoro-Roy I. Ramos                 Philippines
Richard N. Ramsden                        UK
Charlotte P. Ransom                       UK
Krishna S. Rao                           India
Buckley T. Ratchford
Joseph Ravitch
Sara E. Recktenwald

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Gene Reilly
Jeffrey A. Resnick
Michael J. Richman
Michael Rimland
Luigi G. Rizzo                           Italy
John F. W. Rogers
Scott A. Romanoff
Eileen P. Rominger
Ivan Ross
Paul M. Russo
Richard M. Ruzika
David C. Ryan
David M. Ryan                          Australia
Katsunori Sago                           Japan
Ankur A. Sahu                            India
Guy E. Saidenberg                       France
Pablo J. Salame                         Ecuador
Julian Salisbury                          UK
Muneer A. Satter
Susan J. Scher
Gary B. Schermerhorn
Stephen M. Scherr
Clare R. Scherrer
Howard B. Schiller
Jeffrey W. Schroeder
Harvey M. Schwartz
Paul D. Scialla
Peter E. Scialla
Steven M. Scopellite
John A. Sebastian
Peter A. Seccia
Karen D. Seitz
Peter D. Selman                           UK
Rebecca M. Shaghalian
Devesh P. Shah                           India
Lisa M. Shalett
David G. Shell
Heather K. Shemilt                      Canada
Magid N. Shenouda                         UK
Michael S. Sherwood                       UK
Suhail A. Sikhtian
Gavin Simms                               UK
Ravi Sinha                             India/USA
Edward M. Siskind
Jeffrey S. Sloan
Marshall Smith
Sarah E. Smith                            UK
David M. Solomon
Theodore T. Sotir

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
Marc A. Spilker
Christoph W. Stanger                    Austria
Esta E. Stecher
Laurence Stein                     South Africa/USA
Chase O. Stevenson
John D. Storey                         Australia
Patrick M. Street                         UK
Steven H. Strongin
Ram K. Sundaram                          India
Robert J. Sweeney
Michael J. Swenson
Jonathan R. Symonds                       UK
Gene T. Sykes
Morgan C. Sze
Shahriar Tadjbakhsh
Roland W. Tegeder                       Germany
Thomas D. Teles
Daisuke Toki                             Japan
Jeffrey M. Tomasi
Peter K. Tomozawa
Massimo Tononi                           Italy
David G. Torrible                      Canada/UK
Frederick Towfigh
Byron D. Trott
Michael A. Troy
Donald J. Truesdale
Greg A. Tusar
Eiji Ueda                                Japan
Kaysie P. Uniacke
Lucas van Praag                           UK
Ashok Varadhan
John J. Vaske
Andrea Vella                             Italy
Jeffrey L. Verschleiser
Robin A. Vince                            UK
David A. Viniar
Andrea A. Vittorelli                     Italy
Alejandro Vollbrechthausen              Mexico
David H. Voon                        Hong Kong/USA
Casper W. Von Koskull                   Finland
John E. Waldron
Paul Walker
Theodore T. Wang                         China
Alasdair J. Warren                        UK
John S. Weinberg
Gregg S. Weinstein
Martin M. Werner                        Mexico
Matthew Westerman                         UK
Elisha Wiesel

                                        ITEM 6
                                     CITIZENSHIP
                                    (UNITED STATES
            ITEM 1                 UNLESS OTHERWISE
  NAMES OF REPORTING PERSONS          INDICATED)
-----------------------------   --------------------
C. Howard Wietschner
Susan A. Willetts
Todd A. Williams
John S. Willian
Andrew F. Wilson                      New Zealand
Dominic A. Wilson                         UK
Steve Windsor                             UK
Jon Winkelried
Samuel J. Wisnia                        France
Martin Wiwen-Nilsson                    Sweden
Andrew E. Wolff
Tracy R. Wolstencroft
Jon A. Woodruff
Neil J. Wright                            UK
Denise A. Wyllie                          UK
Shinichi Yokote                          Japan
W. Thomas York, Jr.
Wassim G. Younan                      Lebanon/UK
Paul M. Young
Sanaz Zaimi                               UK
Paolo Zannoni                            Italy
Yoel Zaoui                              France
Kevin Zhang                              China
Han Song Zhu                             China

Reporting Entities

                                                        ITEM 6
             ITEM 1                                    PLACE OF          NAME OF ESTABLISHING
         NAME OF ENTITY            TYPE OF ENTITY    ORGANIZATION           COVERED PERSON
--------------------------------   --------------   --------------   ---------------------------
Anahue Limited                      Corporation         Jersey           Andrew A. Chisholm
Campbell-Breeden 2004 Settlement       Trust              UK         Richard M. Campbell-Breeden
Devenish 2004 Settlement               Trust              UK             Martin R. Devenish
Dingemans 2004 Settlement              Trust              UK             Simon P. Dingemans
Drayton 2004 Settlement                Trust              UK                Karen R. Cook
French 2004 Settlement                 Trust              UK            Christopher G. French
Ling 2004 Settlement                   Trust              UK               Anthony W. Ling
Manby 2004 Settlement                  Trust              UK             Charles G.R. Manby
Markwick 2004 Settlement               Trust              UK             Robert J. Markwick
O'Neill 2004 Trust                     Trust              UK             Terence J. O'Neill
Ransom 2004 Settlement                 Trust              UK             Charlotte P. Ransom
RJG Holding Company                 Corporation     Cayman Islands        Richard J. Gnodde
Sherwood 2004 Settlement               Trust              UK             Michael S. Sherwood
Westerman 2004 Settlement              Trust              UK              Matthew Westerman
Zurrah Limited                      Corporation         Jersey               Yoel Zaoui

          This Amendment No. 72 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 72 is being filed primarily because the number of shares of Common Stock (as defined in Item 1 below) beneficially owned by Covered Persons (as defined in Item 2 below) has decreased by an amount in excess of one percent of the total number of shares of Common Stock outstanding.

ITEM 1. SECURITY AND ISSUER

          This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc. ("GS Inc."), a Delaware corporation. The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

ITEM 2. IDENTITY AND BACKGROUND

          (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the individuals ("Covered Persons") who are parties to a Shareholders' Agreement, dated as of May 7, 1999 and amended and restated as of June 22, 2004 (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

          Appendix A hereto also provides the citizenship of each Covered Person. Each Covered Person is a Participating Managing Director (as defined in
Item 6 below) employed by GS Inc. or one of its affiliates. GS Inc. is a bank holding company and a global investment banking, securities and investment management firm. The business address of each Covered Person for purposes of this Schedule is 85 Broad Street, New York, New York 10004.

          Each entity listed on Appendix A under "Reporting Entities" (each a "Reporting Entity") is a trust or corporation created by or for a Covered Person for estate planning purposes. Each Reporting Entity is controlled by a Covered Person. The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Reporting Entity that is a corporation (other than the Covered Person that established the Reporting Entity) are set forth in Annex A hereto. The business address of each Reporting Entity for purposes of this Schedule is: (i) in the case of entities organized in Jersey or under the laws of the United Kingdom, 26 New Street, St. Helier, Jersey, JE2 3RA; and (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

          (d), (e) Except as described in Annex A or Annex B, during the last five years no Covered Person and, to the best knowledge of the Covered Persons, no executive officer or director of a Reporting Entity, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding or a judicial or administrative body of competent jurisdiction resulting in such Covered Person or executive officer or director being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

          The Covered Persons have acquired and will acquire shares of Common Stock in the following manners: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (the "IPO PMDs") acquired certain shares of Common Stock in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations;
(ii) the former owners (the "Acquisition Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain shares of Common Stock in exchange for their interests in Hull; and (iii) certain Covered Persons have acquired and will acquire beneficial ownership of certain shares of Common Stock in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans. The Reporting Entities have acquired and may in the future acquire beneficial ownership of shares of Common Stock as contributions or gifts made by Covered Persons.

          Covered Persons may from time to time acquire shares of Common Stock for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

ITEM 4. PURPOSE OF TRANSACTIONS

          The Covered Persons, other than the Acquisition Covered Persons, acquired certain shares of Common Stock in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and/or through certain employee compensation, benefit or similar plans of GS Inc. The Acquisition Covered Persons acquired certain shares of Common Stock in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The Reporting Entities acquired shares of Common Stock as contributions or gifts made by Covered Persons.

          Covered Persons may from time to time acquire shares of Common Stock for investment purposes. Except as described herein and in Annex C and except for the acquisition by Covered Persons or their Reporting Entities of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in the acquisition of additional Common Stock by them or their Reporting Entities or any of the other events described in Item 4(a) through 4(j).

          Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person or Reporting Entity may at any time and from time to time acquire or dispose of shares of Common Stock.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

          (a) Rows (11) and (13) of the cover page to this Schedule and Appendix A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

          (b) Rows (7) through (10) of the cover page to this Schedule set forth for each Covered Person and Reporting Entity: the percentage range of Voting Shares, Shared Ownership Shares, Sixty Day Shares and Other Shares (each as defined on the cover page hereof) as to which there is sole power to vote or direct the vote or to dispose or direct the disposition or shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Voting Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person.

          (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person or Reporting Entity has effected any transactions in Common Stock in the past 60 days.

          (d), (e) Not applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

          Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement and forms of the Counterparts to the Shareholders' Agreement are filed as Exhibits to this Schedule, and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. The Shareholders' Agreement was amended and restated effective as of the close of business on June 22, 2004. References to the "board of directors" are to the board of directors of GS Inc.

          The Covered Persons under the Shareholders' Agreement include all Managing Directors of GS Inc. who participate in the GS Inc. Partner Compensation Plan or Restricted Partner Compensation Plan (each as defined in the Shareholders' Agreement) or any other employee benefit plan specified by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee" (the "Participating Managing Directors").

          The "Voting Shares" include all of the shares of Common Stock of which a Covered Person is the sole beneficial owner (excluding shares of Common Stock held by the trust underlying The Goldman Sachs 401(k) Plan). The interest of a spouse or domestic partner in a joint account, an economic interest of GS Inc. as pledgee, and the interest of certain persons in the Reporting Entities and other approved estate planning vehicles will be disregarded for the purposes of determining whether a Covered Person is the sole beneficial owner of shares of Common Stock.

TRANSFER RESTRICTIONS

          Each Covered Person has agreed in the Shareholders' Agreement, among other things, to retain sole beneficial ownership of a number of shares of Common Stock at least equal to 25% of such Covered Person's Covered Shares (as defined below) (the "General Transfer Restrictions"). In addition, certain senior officers designated by the Shareholders' Committee have each agreed to retain sole beneficial ownership of a number of shares of Common Stock at least equal to 75% of such Covered Person's Covered Shares (the "Special Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The same shares may be used to satisfy both the Special Transfer Restrictions and the General Transfer Restrictions. The Transfer Restrictions applicable to a Covered Person terminate upon the death of the Covered Person. Shares beneficially owned by a Covered Person through a Reporting Entity or certain other approved estate planning vehicles established by Covered Persons are generally deemed to count toward the satisfaction of the Transfer Restrictions.

          For these purposes, "Covered Shares," with respect to a Covered Person, will be recalculated each time the Covered Person receives Common Stock underlying an award of restricted stock units, exercises a stock option (not including, in each case, awards in connection with GS Inc.'s initial public offering) or receives an award of restricted stock. The calculation of Covered Shares will include the gross number of shares underlying such restricted stock units or stock options or the gross number of shares of restricted stock, in each case less (i) a number of shares determined by reference to tax rates specified by the Shareholders' Committee and (ii) the number of shares necessary to cover the option exercise price, if applicable (all as calculated pursuant to a formula set out in the Shareholders' Agreement). The calculation of Covered Shares will only take into account awards that occurred after the Covered Person became a Participating Managing Director. The Shareholders' Committee has the power to determine, and has determined from time to time in particular situations, whether shares of Common Stock delivered pursuant to restricted stock units or stock options are deemed "Covered Shares."

WAIVERS

          The Shareholders' Committee has the power to waive, and has waived, the Transfer Restrictions from time to time to permit Covered Persons to transfer Common Stock in particular situations (such as transfers to family members, partnerships or trusts), but not generally. The Shareholders' Committee also has the power to waive the Transfer Restriction to permit Covered Persons to: participate as sellers in underwritten public offerings of, and stock repurchase programs and tender and exchange offers by GS Inc. for, Common Stock; transfer Common Stock to charities, including charitable foundations; and transfer Common Stock held in employee benefit plans. Taking into account the Shareholders' Committee's waivers and determinations regarding Covered Shares to date, 3,394,956 shares of Common Stock are subject to the Transfer Restrictions.

          In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the outstanding Covered Shares; or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Covered Shares.

          In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Covered Shares may also waive or terminate the Transfer Restrictions.

VOTING

          Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of substantially all Voting Shares on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Voting Share will be voted in accordance with the majority of the votes cast by the Voting Shares in the Preliminary Vote. In elections of directors, each Voting Share will be voted in favor of the election of those persons, equal in number to the number of such positions to be filled, receiving the highest numbers of votes cast by the Voting Shares in the Preliminary Vote.

OTHER RESTRICTIONS

          The Shareholders' Agreement also prohibits Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

          The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Covered Shares. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Covered Shares.

          Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

          The Shareholders' Committee constituted pursuant to the Shareholders' Agreement (the "Shareholders' Committee") shall at any time consist of each of those individuals who are both Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Covered Persons. Currently, Lloyd C. Blankfein, Gary D. Cohn and Jon Winkelried are the members of the Shareholders' Committee.

EMPLOYEE BENEFIT PLAN TRANSFER RESTRICTIONS

          Shares of Common Stock delivered to Covered Persons pursuant to certain GS Inc. employee compensation plans and arrangements are subject to restrictions on transfer. These restrictions lapse at various times depending on the terms of the grant or award.

PLEDGE AGREEMENTS

          Certain Covered Persons have pledged in the aggregate 842,128 shares of Common Stock to banks as collateral for loans. A portion of these pledged shares may be sold from time to time with the consent of the third-party lending institution.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

          In connection with the donations of shares of Common Stock by certain Covered Persons to certain charitable organizations on December 13, 1999, December 22, 2000, December 26, 2001, January 9, 2002, December 23, 2002, January 8, 2003, December 22, 2003 and January 8, 2004, GS Inc. entered into a Registration Rights Instrument and five substantially similar Supplemental Registration Rights Instruments (the "Charitable Supplements"). The following is a description of the Registration Rights Instrument, as supplemented by the

Charitable Supplements. The Registration Rights Instrument and the Charitable Supplements are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

          Pursuant to the Registration Rights Instrument and the Charitable Supplements, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplements to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

          GS Inc. may amend the Registration Rights Instrument and the Charitable Supplements in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR FORMER EMPLOYEE MANAGING DIRECTORS

          In connection with the sale by certain Covered Persons (the "Former Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

          Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Former Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Former Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Former Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

DERIVATIVE INSTRUMENTS

          Certain Covered Persons have entered into derivative transactions with regard to shares of Common Stock as described in Annex F.

LETTER AGREEMENTS

          On September 28, 2008, each of Lloyd C. Blankfein, Gary D. Cohn, Jon Winkelried and David A. Viniar (each an "Executive") executed a letter agreement with GS Inc. in which the Executive agreed that, with certain exceptions, until the earlier of October 1, 2011 and the date of redemption of all of GS Inc.'s 10% Cumulative Perpetual Preferred Stock, Series G, (i) the Executive will continue to satisfy the Special Transfer Restrictions; and (ii) the Executive, his spouse and any estate planning vehicles will not dispose of more than 10% of the aggregate number of shares of Common Stock they beneficially owned on September 28, 2008. The form of letter agreement is filed as an Exhibit to this Schedule, and the foregoing summary of the letter agreements is qualified in its entirety by reference thereto.

MATERIAL TO BE FILED AS EXHIBITS

Exhibit                                Description
-------   ----------------------------------------------------------------------
   A.     Registration Rights Instrument, dated as of December 10, 1999
          (incorporated by reference to Exhibit G to Amendment No. 1 to the
          Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

   B.     Supplemental Registration Rights Instrument, dated as of December 10,
          1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the
          Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

   C. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
          (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   D. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   E.     Form of Counterpart to Shareholders' Agreement for non-U.S.
          corporations (incorporated by reference to Exhibit L to Amendment No.
          3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
          005-56295)).

   F.     Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
          (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   G.     Supplemental Registration Rights Instrument, dated as of June 19, 2000
          (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

   H.     Power of Attorney (incorporated by reference to Exhibit X to Amendment
          No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No.
          005-56295)).

   I.     Supplemental Registration Rights Instrument, dated as of December 21,
          2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
          005-56295)).

   J.     Supplemental Registration Rights Instrument, dated as of December 21,
          2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs
          Group, Inc.).

   K.     Supplemental Registration Rights Instrument, dated as of December 20,
          2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs
          Group, Inc.).

   L.     Form of Written Consent Relating to Sale and Purchase of Common Stock
          (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

   M.     Supplemental Registration Rights Instrument, dated as of December 19,
          2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-110371) filed by The Goldman Sachs
          Group, Inc.).

   N. Amended and Restated Shareholders' Agreement, effective as of the close of business on June 22, 2004 (incorporated by reference to Exhibit M to Amendment No. 54 to the Initial Schedule 13D, filed June
          22, 2004 (File No. 005-56295)).

   O.     Form of Letter Agreement, dated September 28, 2008, between certain
          Covered Persons and The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit O to Amendment No. 71 to the Initial Schedule
          13D, filed October 1, 2008 (File No. 005-56295)).

                                                                         ANNEX A

    INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                               REPORTING ENTITIES.

                                                                                           CONVICTIONS OR         BENEFICIAL
                                                                                           VIOLATIONS OF       OWNERSHIP OF THE
                                                                                            FEDERAL OR       COMMON STOCK OF
                                                                                         STATE LAWS WITHIN        THE GOLDMAN
         NAME          CITIZENSHIP    BUSINESS ADDRESS         PRESENT EMPLOYMENT       THE LAST FIVE YEARS   SACHS GROUP, INC.
         ----          -----------  -------------------  -----------------------------  -------------------  -----------------
Steven M. Bunson           USA      85 Broad Street      Managing Director,                         None     Less than 1% of
                                    New York, NY         The Goldman Sachs Group, Inc.                       the outstanding
                                    10004                                                                    shares of Common
                                                                                                             Stock.

Michael H. Richardson       UK      26 New Street,       Partner, Bedell Cristin                    None     None
                                    St. Helier, Jersey,
                                    JE4 3RA

Anthony J. Dessain          UK      26 New Street,       Partner, Bedell Cristin                    None     None
                                    St. Helier, Jersey,
                                    JE4 3RA

                                                                         ANNEX B

ITEMS 2(D)

     AND 2(E). INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS.

None.

                                                                         ANNEX C

ITEM 4. PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS OR REPORTING ENTITIES.

     None.

                                                                         ANNEX D

ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
           EXERCISABLE WITHIN 60 DAYS.

An aggregate of 10,096,029 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that have vested and are exercisable. This share amount includes the gross number of shares of Common Stock underlying these options, which are included in the aggregate number of shares beneficially owned by the Covered Persons under Rule 13d-3(d)(1) because they represent a right to acquire beneficial ownership within 60 days of the date hereof. Upon the exercise of stock options, a net amount of shares will be actually delivered to the Covered Person, with some shares withheld for tax payments, to fund the option strike price or for other reasons. The net shares delivered to the Covered Person will continue to be included in the aggregate number of shares beneficially owned by the Covered Persons. The withheld shares will cease to be beneficially owned by any Covered Person, and will no longer be included in the aggregate number of shares beneficially owned by Covered Persons.

Prior to delivery, the shares are included in Sixty Day Shares because the Covered Persons do not have the right to vote the shares. Upon delivery, the shares become Voting Shares.

                                                                         ANNEX E

ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY
           COVERED PERSONS OR REPORTING ENTITIES IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D.

On January 13, 2009, 9,482,716 shares of Common Stock were delivered to Covered Persons pursuant to the terms of restricted stock units and became Voting Shares. On the same date, certain Covered Persons sold an aggregate of 112,738 of these shares through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange at a price of $76.8408 per share in order to fund U.K. tax withholding. In addition, on January 13, 2009, 273,964 Other Shares that were formerly held in escrow for the benefit of certain Covered Persons were delivered to Covered Persons and became Voting Shares.

The following sales of Voting Shares were made by the following Covered Persons or Reporting Entities through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange:

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Jean Raby                        December 17, 2008         1,000                76.3050
Jean Raby                        December 17, 2008         1,000                78.9000
John A. Ashdown                  December 17, 2008         5,204                78.7800
Larry M. Kellerman               December 17, 2008         2,000                78.0075
Mark F. Dehnert                  December 17, 2008        12,051                79.2213
Lora J. Price                    December 18, 2008           250                79.8000
Peter A. Seccia                  December 18, 2008         3,436                79.7200
Shahriar Tadjbakhsh              December 18, 2008         2,000                80.0000
Shigeki Kiritani                 December 18, 2008         4,365                79.7200
Philip Holzer                    December 29, 2008        12,249                75.8910
Armen A. Avanessians             December 30, 2008        77,120                77.8005
Larry M. Kellerman               December 30, 2008         1,000                78.8490
Lora J. Price                    December 31, 2008           150                84.2400
Lora J. Price                    December 31, 2008           100                84.2500
Lora J. Price                     January 2, 2009            250                87.1300
Eiji Ueda                         January 5, 2009          5,000                90.0000
Shahriar Tadjbakhsh               January 5, 2009          2,000                90.0000
Andrea A. Vittorelli              January 6, 2009          2,116                89.3946
Eiji Ueda                         January 6, 2009          5,000                92.0000
Stuart N. Bernstein               January 6, 2009          1,000                89.1700
Wolfgang Fink                     January 6, 2009          3,595                90.0500
Jean Raby                         January 8, 2009          1,000                84.2930
Alexander C. Dibelius            January 12, 2009         86,375                81.9714
Andrew J. Jonas                  January 13, 2009          5,000                75.0000
Ashok Varadhan                   January 13, 2009         60,000                76.3418
Ashok Varadhan                   January 13, 2009          7,018                77.0003
Brahm S. Cramer                  January 13, 2009         39,606                75.0098
C. Howard Wietschner             January 13, 2009            850                76.1176
Chase O. Stevenson               January 13, 2009          6,698                76.0124
Colin J. Corgan                  January 13, 2009         21,832                76.7045
Colleen A. Foster                January 13, 2009          5,000                76.0000
Daniel L. Dees                   January 13, 2009         19,683                74.7233
David B. Heller                  January 13, 2009          7,938                75.0000
David B. Philip                  January 13, 2009         15,000                76.8040
David M. Solomon                 January 13, 2009         50,000                75.2495
Donald J. Truesdale              January 13, 2009         10,000                74.0000
Edward K. Eisler                 January 13, 2009         20,000                77.8936

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Eileen P. Rominger               January 13, 2009         26,558                75.3193
Elisabeth Fontenelli             January 13, 2009          3,004                78.0647
Ellen R. Porges                  January 13, 2009          4,000                77.5000
Enrico S. Gaglioti               January 13, 2009          3,684                75.4638
Francois-Xavier de Mallmann      January 13, 2009          5,000                74.0000
Frederick Towfigh                January 13, 2009            650                78.0000
Gilberto Pozzi                   January 13, 2009          4,696                74.0000
Gregg R. Lemkau                  January 13, 2009          5,000                77.4216
H. John Gilbertson, Jr.          January 13, 2009         30,749                74.0000
H. John Gilbertson, Jr.          January 13, 2009          8,841                74.0000
Ivan Ross                        January 13, 2009          1,000                78.1710
J. Ronald Morgan III             January 13, 2009          3,986                76.8634
James A. McNamara                January 13, 2009          6,140                76.7332
Jason G. Cahilly                 January 13, 2009          1,500                76.0000
Jason H. Ekaireb                 January 13, 2009          3,500                75.5037
Jason H. Ekaireb                 January 13, 2009          2,000                78.0000
Jeffrey M. Tomasi                January 13, 2009          4,235                74.0000
Jonathan A. Beinner              January 13, 2009         21,527                74.0000
Jonathan A. Langer               January 13, 2009         11,152                77.4676
Kathy M. Matsui                  January 13, 2009         14,494                75.0001
Kaysie P. Uniacke                January 13, 2009          7,598                74.6900
Kenichi Nagasu                   January 13, 2009          4,180                74.0000
Kenneth M. Eberts III            January 13, 2009         25,000                78.1031
Kevin P. Connors                 January 13, 2009          5,503                74.0000
Krishna S. Rao                   January 13, 2009          5,905                75.0000
Laurence Stein                   January 13, 2009          3,200                77.4213
Lucas van Praag                  January 13, 2009          4,993                75.0261
Marc O. Nachmann                 January 13, 2009          1,000                76.0000
Margaret J. Holen                January 13, 2009          6,500                74.0000
Mark E. Agne                     January 13, 2009         33,675                75.6637
Mark G. Machin                   January 13, 2009         18,000                75.2672
Mark G. Machin                   January 13, 2009         10,000                75.6178
Mark G. Machin                   January 13, 2009         10,000                75.7699
Michael J. Millette              January 13, 2009          9,348                78.0216
Morgan C. Sze                    January 13, 2009         16,000                76.3679
Paula B. Madoff                  January 13, 2009          2,000                75.4840
Peter E. Scialla                 January 13, 2009          5,500                74.0000
Peter H. Comisar                 January 13, 2009            750                77.5747
Peter K. Tomozawa                January 13, 2009          5,000                78.0088
Philip J. Moffitt                January 13, 2009          6,500                74.5580
R. Martin Chavez                 January 13, 2009         20,983                74.4289
Raanan A. Agus                   January 13, 2009         30,000                75.8507
Raanan A. Agus                   January 13, 2009         25,000                77.4782
Robert C. Jones                  January 13, 2009         14,200                78.1893
Robert R. Gheewalla              January 13, 2009          2,000                78.3385
Ronald Lee                       January 13, 2009          6,559                78.1026
Samuel J. Wisnia                 January 13, 2009         19,176                74.0000
Serge Marquie                    January 13, 2009         14,000                77.0638
Sharmin Mossavar-Rahmani         January 13, 2009         29,257                77.6345
Sheila H. Patel                  January 13, 2009          6,011                76.0000
Shigeki Kiritani                 January 13, 2009         50,000                74.0000
Shinichi Yokote                  January 13, 2009          6,271                74.0000
Stacy Bash-Polley                January 13, 2009         20,000                75.0286
Stephan J. Feldgoise             January 13, 2009          3,365                76.9200

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Stephen M. Scherr                January 13, 2009          2,500                75.0000
Stephen P. Hickey                January 13, 2009         39,106                77.0937
Steve Windsor                    January 13, 2009          8,478                74.0000
Steven M. Barry                  January 13, 2009         10,285                74.0000
Steven M. Bunson                 January 13, 2009          4,691                74.7185
Steven M. Feldman                January 13, 2009          3,000                78.0100
Susan J. Scher                   January 13, 2009          4,747                77.4485
Theodore T. Wang                 January 13, 2009          5,000                77.5791
Thomas C. Morrow                 January 13, 2009          6,482                76.8696
Thomas D. Teles                  January 13, 2009          4,000                75.9613
Thomas J. Kenny                  January 13, 2009         42,000                75.1385
Todd W. Leland                   January 13, 2009          7,583                75.2192
Toshinobu Kasai                  January 13, 2009         17,760                74.0000
Vishal Gupta                     January 13, 2009         10,000                75.0000
William C. Montgomery            January 13, 2009          6,000                75.0000
William L. Jacob III             January 13, 2009          7,500                77.1109
Yusuf A. Alireza                 January 13, 2009         10,000                78.0816
Yusuf A. Alireza                 January 13, 2009         10,000                78.1591
Alejandro Vollbrechthausen       January 14, 2009         12,096                75.0000
Blake W. Mather                  January 14, 2009          9,175                73.7740
C. Howard Wietschner             January 14, 2009            200                75.0500
Christopher G. French            January 14, 2009         25,000                73.6860
Enrico S. Gaglioti               January 14, 2009          2,561                75.4762
Harvey M. Schwartz               January 14, 2009         25,000                75.0795
James B. Clark                   January 14, 2009         14,615                75.9602
Kevin S. Gasvoda                 January 14, 2009          3,000                76.5000
Krishna S. Rao                   January 14, 2009          5,000                75.4019
Margaret J. Holen                January 14, 2009          2,000                75.2990
Mark M. Carhart                  January 14, 2009          6,700                76.4706
Matthew H. Cyzer                 January 14, 2009          5,700                75.0377
Michael P. Esposito              January 14, 2009         11,922                76.5302
Morgan C. Sze                    January 14, 2009         12,000                75.0492
Nicholas F. Burgin               January 14, 2009          7,500                76.6336
Paul E. Germain                  January 14, 2009          3,252                75.6386
Phillip S. Hylander              January 14, 2009         22,000                75.5059
Robert C. Jones                  January 14, 2009          1,581                76.5185
Sean J. Gallagher                January 14, 2009          2,000                74.9965
Stacy Bash-Polley                January 14, 2009          1,000                75.5000
Theodore T. Wang                 January 14, 2009          2,000                75.0000
Thomas D. Teles                  January 14, 2009          2,000                75.7285
C. Howard Wietschner             January 15, 2009            350                73.5171
Enrico S. Gaglioti               January 15, 2009          3,829                74.3484
James R. Garman                  January 15, 2009          2,000                75.0000
Jason H. Ekaireb                 January 15, 2009          1,000                73.1150
Kenneth L. Hirsch                January 15, 2009          7,551                71.3688
Kevin S. Gasvoda                 January 15, 2009          2,000                75.4605
Krishna S. Rao                   January 15, 2009          5,000                69.8000
Lorin P. Radtke                  January 15, 2009          6,994                71.4043
Margaret J. Holen                January 15, 2009          1,000                74.2460
Robert A. McTamaney              January 15, 2009         67,575                75.1578
Stacy Bash-Polley                January 15, 2009          3,000                75.9237
Steven M. Feldman                January 15, 2009          8,000                73.2109
Brian T. Levine                  January 16, 2009         10,000                75.4417
C. Howard Wietschner             January 16, 2009            750                71.7773

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
John A. Ashdown                  January 16, 2009          8,000                70.0000
John S. Willian                  January 16, 2009          2,000                73.0000
Mark M. Carhart                  January 16, 2009          1,000                76.4050
Michael E. Koester               January 16, 2009          4,117                75.3314
Michael J. Swenson               January 16, 2009            300                72.3300
Michael J. Swenson               January 16, 2009            100                72.3400
Michael J. Swenson               January 16, 2009            900                72.3400
Michael J. Swenson               January 16, 2009            100                72.3500
Michael J. Swenson               January 16, 2009            100                72.3500
Michael J. Swenson               January 16, 2009            300                72.3500
Michael J. Swenson               January 16, 2009            300                72.3500
Michael J. Swenson               January 16, 2009            100                72.3700
Michael J. Swenson               January 16, 2009            100                72.3700
Michael J. Swenson               January 16, 2009            100                72.3700
Michael J. Swenson               January 16, 2009            100                72.3800
Paul D. Scialla                  January 16, 2009            400                71.4500
Paul D. Scialla                  January 16, 2009            517                71.4800
Paul D. Scialla                  January 16, 2009            100                71.4900
Paul D. Scialla                  January 16, 2009            100                71.4900
Paul D. Scialla                  January 16, 2009            100                71.4900
Paul D. Scialla                  January 16, 2009            200                71.4900
Paul D. Scialla                  January 16, 2009            200                71.4900
Paul D. Scialla                  January 16, 2009            100                71.5000
Paul D. Scialla                  January 16, 2009            100                71.5000
Sean J. Gallagher                January 16, 2009          1,781                72.8115
Toshinobu Kasai                  January 16, 2009         20,000                75.5900
C. Howard Wietschner             January 20, 2009          1,750                63.0535
Carl Faker                       January 20, 2009         11,794                67.0863
Carl Faker                       January 20, 2009          2,063                67.1813
Daisuke Toki                     January 20, 2009          2,500                69.6500
Dean C. Backer                   January 20, 2009         15,000                66.3011
Edward K. Eisler                 January 20, 2009          4,000                60.1683
Edward K. Eisler                 January 20, 2009          4,000                62.3193
Edward K. Eisler                 January 20, 2009          4,000                63.0313
Edward K. Eisler                 January 20, 2009          3,000                63.9747
Edward K. Eisler                 January 20, 2009          3,000                65.4678
Ellen R. Porges                  January 20, 2009          6,672                63.8113
Gary B. Schermerhorn             January 20, 2009          7,252                64.1722
J. Ronald Morgan III             January 20, 2009          1,122                64.9532
Laurence Stein                   January 20, 2009            594                59.1551
Mark M. Carhart                  January 20, 2009         56,620                63.5441
Matthew H. Cyzer                 January 20, 2009          6,074                69.6500
Michael J. Swenson               January 20, 2009            100                67.0000
Michael J. Swenson               January 20, 2009            200                67.0000
Michael J. Swenson               January 20, 2009            300                67.0000
Michael J. Swenson               January 20, 2009            300                67.0000
Michael J. Swenson               January 20, 2009            300                67.0000
Michael J. Swenson               January 20, 2009          1,300                67.0000
Michael L. Dweck                 January 20, 2009          2,000                64.9635
Morgan C. Sze                    January 20, 2009          8,000                66.4336
Peter E. Scialla                 January 20, 2009            100                62.8100
Peter E. Scialla                 January 20, 2009            150                62.8500
Peter E. Scialla                 January 20, 2009            100                62.8600
Peter E. Scialla                 January 20, 2009            100                62.8600

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Peter E. Scialla                 January 20, 2009            100                62.8700
Peter E. Scialla                 January 20, 2009            100                62.8700
Peter E. Scialla                 January 20, 2009            100                62.8800
Peter E. Scialla                 January 20, 2009            500                64.7400
Peter E. Scialla                 January 20, 2009            150                64.7500
Peter E. Scialla                 January 20, 2009            100                64.7500
Peter E. Scialla                 January 20, 2009            100                68.3600
Peter E. Scialla                 January 20, 2009            100                68.3600
Peter E. Scialla                 January 20, 2009            600                68.3600
Peter E. Scialla                 January 20, 2009            100                68.3700
Peter E. Scialla                 January 20, 2009            300                68.3700
Peter E. Scialla                 January 20, 2009            100                68.3800
Peter E. Scialla                 January 20, 2009            200                68.4000
Brian T. Levine                  January 21, 2009          2,000                64.5370
C. Howard Wietschner             January 21, 2009          1,000                67.2960
Christopher M. Barter            January 21, 2009          6,000                68.3222
David B. Philip                  January 21, 2009         10,000                64.8395
Edward K. Eisler                 January 21, 2009          4,605                64.4905
Edward K. Eisler                 January 21, 2009          5,000                66.0752
Edward K. Eisler                 January 21, 2009          5,000                66.3533
Edward K. Eisler                 January 21, 2009          5,000                66.8798
Edward K. Eisler                 January 21, 2009          5,000                67.3942
Eileen P. Rominger               January 21, 2009         12,907                66.9833
Enrico S. Gaglioti               January 21, 2009          5,000                69.8172
Gary B. Schermerhorn             January 21, 2009          7,252                66.1738
Gavin G. O'Connor                January 21, 2009          1,655                69.2434
Giorgio De Santis                January 21, 2009         18,000                69.1096
J. Ronald Morgan III             January 21, 2009          1,123                66.1908
Jeffrey W. Schroeder             January 21, 2009         31,656                67.2605
John S. Willian                  January 21, 2009          5,000                69.1396
Katinka I. Domotorffy            January 21, 2009          1,000                65.9670
Margaret J. Holen                January 21, 2009          2,000                65.9965
Mark M. Carhart                  January 21, 2009         50,000                66.3287
Martin R. Devenish               January 21, 2009          9,000                64.4000
Michael J. Swenson               January 21, 2009            100                67.0000
Michael J. Swenson               January 21, 2009            100                67.0000
Michael J. Swenson               January 21, 2009            400                67.0000
Michael J. Swenson               January 21, 2009            700                67.0000
Michael J. Swenson               January 21, 2009            852                67.0000
Michael L. Dweck                 January 21, 2009          1,000                69.1110
Paul D. Scialla                  January 21, 2009            400                67.2600
Paul D. Scialla                  January 21, 2009            100                67.2700
Peter E. Scialla                 January 21, 2009            171                65.1100
Peter E. Scialla                 January 21, 2009            300                65.1200
Phillip S. Hylander              January 21, 2009         22,358                69.0958
Raanan A. Agus                   January 21, 2009         13,605                65.0561
Raymond J. Iwanowski             January 21, 2009         30,000                68.1282
Robert C. Jones                  January 21, 2009         30,000                67.0479
Ronald Lee                       January 21, 2009          4,115                70.0000
Serge Marquie                    January 21, 2009          6,000                69.6750
Silverio Foresi                  January 21, 2009          7,500                65.3672
Stephen M. Scherr                January 21, 2009          2,500                70.0000
Steven M. Feldman                January 21, 2009         15,000                66.0741
Steven M. Feldman                January 21, 2009          8,000                68.8694

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Thomas D. Teles                  January 21, 2009          1,500                67.9267
William J. Conley, Jr.           January 21, 2009          2,000                67.6000
William J. Conley, Jr.           January 21, 2009          1,000                69.2500
C. Howard Wietschner             January 22, 2009            100                67.0000
C. Howard Wietschner             January 22, 2009            300                67.0000
C. Howard Wietschner             January 22, 2009            100                67.4600
C. Howard Wietschner             January 22, 2009            100                67.4900
C. Howard Wietschner             January 22, 2009            250                68.0000
C. Howard Wietschner             January 22, 2009            250                69.0000
C. Howard Wietschner             January 22, 2009          1,000                70.0000
C. Howard Wietschner             January 22, 2009            150                71.4000
C. Howard Wietschner             January 22, 2009            100                72.0000
C. Howard Wietschner             January 22, 2009            100                72.0000
C. Howard Wietschner             January 22, 2009            100                72.6800
C. Howard Wietschner             January 22, 2009            150                72.6800
C. Howard Wietschner             January 22, 2009            200                73.0000
Edward K. Eisler                 January 22, 2009          3,000                73.0000
Gary B. Schermerhorn             January 22, 2009          7,252                69.2639
Gerald J. Cardinale              January 22, 2009         16,378                67.1661
Giorgio De Santis                January 22, 2009          5,500                71.2527
J. Ronald Morgan III             January 22, 2009          1,123                69.5786
Jason H. Ekaireb                 January 22, 2009          1,000                67.0000
Joseph H. Gleberman              January 22, 2009         13,640                72.8941
Katinka I. Domotorffy            January 22, 2009          1,500                71.3587
Kevin Zhang                      January 22, 2009         28,973                73.0000
Leslie A. Biddle                 January 22, 2009          3,500                71.6063
Margaret J. Holen                January 22, 2009          1,000                73.2930
Mark M. Carhart                  January 22, 2009         48,277                71.0956
Raymond J. Iwanowski             January 22, 2009         30,000                69.3771
Robert C. Jones                  January 22, 2009         10,000                72.4395
Silverio Foresi                  January 22, 2009          7,600                71.2509
Steven M. Feldman                January 22, 2009          3,000                73.1513
Alejandro Vollbrechthausen       January 23, 2009          4,414                74.1093
Allan S. Levine                  January 23, 2009          4,834                75.0000
C. Howard Wietschner             January 23, 2009          1,900                73.3016
Christopher M. Barter            January 23, 2009          6,009                72.5739
Edward K. Eisler                 January 23, 2009          5,000                73.0000
Edward K. Eisler                 January 23, 2009          5,000                74.0000
Edward K. Eisler                 January 23, 2009          2,500                75.0000
Gary B. Schermerhorn             January 23, 2009          7,253                72.3296
Gregory D. Lee                   January 23, 2009          1,712                74.8759
H. John Gilbertson, Jr.          January 23, 2009          9,964                72.3359
J. Ronald Morgan III             January 23, 2009          1,123                72.4458
James R. Garman                  January 23, 2009          2,000                75.0000
Jeffrey S. Sloan                 January 23, 2009          4,241                73.6685
John W. McMahon                  January 23, 2009         10,000                74.9418
Kevin Zhang                      January 23, 2009         28,973                75.0000
Margaret J. Holen                January 23, 2009            662                74.3470
Michael L. Dweck                 January 23, 2009          1,000                75.0000
Nicholas F. Burgin               January 23, 2009          3,000                73.7500
Raymond J. Iwanowski             January 23, 2009         20,000                75.0031
Rebecca M. Shaghalian            January 23, 2009            100                72.0000
Robert C. Jones                  January 23, 2009         15,000                73.4519
Robert R. Gheewalla              January 23, 2009          1,500                74.6207

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Silverio Foresi                  January 23, 2009          9,988                73.6890
Stephen J. McGuinness            January 23, 2009         37,511                74.8935
Stephen M. Scherr                January 23, 2009          5,000                75.0000
Steven M. Feldman                January 23, 2009          7,000                73.9301
Thomas G. Connolly               January 23, 2009         10,000                72.8613
William J. Conley, Jr.           January 23, 2009          1,000                74.5000
Ashok Varadhan                   January 26, 2009         13,139                78.1352
C. Howard Wietschner             January 26, 2009            100                74.1800
C. Howard Wietschner             January 26, 2009            100                76.0900
C. Howard Wietschner             January 26, 2009            100                76.1000
C. Howard Wietschner             January 26, 2009            150                77.5000
Douglas L. Feagin                January 26, 2009          3,500                77.1467
Jean A. De Pourtales             January 26, 2009          1,400                78.0000
Jean A. De Pourtales             January 26, 2009          1,600                78.0000
Jean Raby                        January 26, 2009          1,000                76.9860
Laurence Stein                   January 26, 2009          1,000                78.1460
Luigi G. Rizzo                   January 26, 2009          4,957                78.3717
Michiel P. Lap                   January 26, 2009          8,644                78.1783
Neil J. Wright                   January 26, 2009          7,320                76.6178
Nicholas F. Burgin               January 26, 2009          3,000                78.2500
Paul D. Scialla                  January 26, 2009            500                78.3200
Peter H. Comisar                 January 26, 2009            500                76.5520
Raymond J. Iwanowski             January 26, 2009          5,000                73.4361
Rebecca M. Shaghalian            January 26, 2009            250                75.9100
Rebecca M. Shaghalian            January 26, 2009            250                75.9100
Rebecca M. Shaghalian            January 26, 2009            250                78.4000
Rebecca M. Shaghalian            January 26, 2009            250                78.4300
Steven M. Feldman                January 26, 2009          3,000                76.8237
Andrew J. Jonas                  January 27, 2009          5,000                77.0000
C. Howard Wietschner             January 27, 2009            100                77.0600
C. Howard Wietschner             January 27, 2009            100                77.0600
Gary T. Giglio                   January 27, 2009          3,000                76.6363
James R. Paradise                January 27, 2009          2,185                76.9128
James R. Paradise                January 27, 2009          2,000                77.3640
James R. Paradise                January 27, 2009          1,000                77.8170
James R. Paradise                January 27, 2009            500                78.0700
James R. Paradise                January 27, 2009            500                78.2640
Jason H. Ekaireb                 January 27, 2009          1,000                78.0000
Jeffrey S. Sloan                 January 27, 2009          4,240                77.8410
John S. Lindfors                 January 27, 2009          1,143                77.2711
Katinka I. Domotorffy            January 27, 2009            750                77.7574
Pablo J. Salame                  January 27, 2009         10,000                78.2500
Paul M. Young                    January 27, 2009          1,000                77.5000
Paula B. Madoff                  January 27, 2009            500                78.0000
Robert C. Jones                  January 27, 2009         39,574                77.0889
Robert R. Gheewalla              January 27, 2009          2,000                77.2540
Serge Marquie                    January 27, 2009          7,479                76.4793
Stephen D. Daniel                January 27, 2009          5,000                78.0488
Steven M. Feldman                January 27, 2009          3,000                78.1047
Yusuf A. Alireza                 January 27, 2009         10,000                78.0000
Allan S. Levine                  January 28, 2009          1,981                87.5088
Allan S. Marson                  January 28, 2009          2,000                84.8100
Andrew J. Jonas                  January 28, 2009          2,000                85.0500
Bernard A. Mensah                January 28, 2009          7,000                86.3453

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Brahm S. Cramer                  January 28, 2009         14,671                84.0136
Celeste A. Guth                  January 28, 2009          1,000                87.6150
Celeste A. Guth                  January 28, 2009          1,000                87.8480
Christopher G. French            January 28, 2009         10,835                85.3941
David B. Heller                  January 28, 2009          5,000                85.0926
David J. Greenwald               January 28, 2009          2,000                86.1213
David J. Greenwald               January 28, 2009          2,000                86.1213
David M. Solomon                 January 28, 2009         20,000                84.8100
Denis P. Coleman III             January 28, 2009          3,500                84.9949
Devesh P. Shah                   January 28, 2009          2,400                87.1000
Donald R. Mullen                 January 28, 2009         31,867                86.8647
Edward K. Eisler                 January 28, 2009          5,000                84.8100
Edward K. Eisler                 January 28, 2009         10,000                85.0000
Edward K. Eisler                 January 28, 2009          5,000                85.0000
Edward K. Eisler                 January 28, 2009          5,000                86.0000
Edward K. Eisler                 January 28, 2009          5,000                87.0000
Edward K. Eisler                 January 28, 2009         10,000                88.0000
Francois-Xavier de Mallmann      January 28, 2009          1,722                86.0000
Frederick Towfigh                January 28, 2009          1,000                84.8100
Frederick Towfigh                January 28, 2009          1,000                84.8100
Frederick Towfigh                January 28, 2009          1,000                84.8100
Frederick Towfigh                January 28, 2009          1,000                84.8100
Gary T. Giglio                   January 28, 2009          1,000                85.8400
Gavin G. O'Connor                January 28, 2009          1,655                84.8100
Gavin Simms                      January 28, 2009          2,156                85.0000
Giorgio De Santis                January 28, 2009         10,000                86.2517
Gordon E. Dyal                   January 28, 2009         24,325                86.3052
Gregg J. Felton                  January 28, 2009          9,703                84.9195
Gregg R. Lemkau                  January 28, 2009          2,500                87.5144
Gregg S. Weinstein               January 28, 2009          2,500                85.2252
Harvey M. Schwartz               January 28, 2009         40,000                84.8027
Ivan Ross                        January 28, 2009            500                87.6800
James R. Paradise                January 28, 2009            500                85.3100
James R. Paradise                January 28, 2009            250                86.0000
James R. Paradise                January 28, 2009            250                86.2200
James R. Paradise                January 28, 2009            250                88.0900
James R. Paradise                January 28, 2009            250                88.5000
James R. Paradise                January 28, 2009            250                89.0000
James V. Covello                 January 28, 2009          1,150                83.8826
Jane P. Chwick                   January 28, 2009          1,000                86.0660
Jason H. Ekaireb                 January 28, 2009          1,000                84.0000
Jeffrey A. Resnick               January 28, 2009            100                85.8700
Jeffrey A. Resnick               January 28, 2009            500                85.8700
Jeffrey A. Resnick               January 28, 2009            100                85.8800
Jeffrey A. Resnick               January 28, 2009            100                85.8800
Jeffrey A. Resnick               January 28, 2009            100                85.8800
Jeffrey A. Resnick               January 28, 2009            124                85.8900
Jeffrey A. Resnick               January 28, 2009            100                85.8900
Jeffrey A. Resnick               January 28, 2009            100                85.9000
Jeffrey S. Sloan                 January 28, 2009          4,240                85.0000
John A. Mahoney                  January 28, 2009          5,000                88.0172
John E. Waldron                  January 28, 2009          3,000                87.0000
John J. Lauto                    January 28, 2009          1,000                87.9000
John S. Willian                  January 28, 2009          5,000                87.1276

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
John W. McMahon                  January 28, 2009         10,000                85.9929
Katinka I. Domotorffy            January 28, 2009          1,000                85.8743
Ken N. Murphy                    January 28, 2009         15,868                87.1125
Kenneth M. Eberts III            January 28, 2009         20,000                84.0000
Konstantinos N. Pantazopoulos    January 28, 2009            982                85.0000
Konstantinos N. Pantazopoulos    January 28, 2009          8,442                85.0000
Konstantinos N. Pantazopoulos    January 28, 2009         10,000                86.0000
Konstantinos N. Pantazopoulos    January 28, 2009         10,000                87.0000
Laurence Stein                   January 28, 2009            500                85.3640
Leslie A. Biddle                 January 28, 2009          1,700                88.1935
Lisa M. Shalett                  January 28, 2009          7,925                83.8281
Mark F. Dehnert                  January 28, 2009          2,300                87.3354
Michael J. Carr                  January 28, 2009         25,628                84.3630
Michael J. Swenson               January 28, 2009            100                87.0000
Michael J. Swenson               January 28, 2009            200                87.0000
Michael J. Swenson               January 28, 2009            700                87.0000
Michael J. Swenson               January 28, 2009            700                87.0000
Michael J. Swenson               January 28, 2009            800                87.0000
Milton R. Millman III            January 28, 2009          5,978                88.0585
Nicholas F. Burgin               January 28, 2009          3,000                84.8100
Nicholas F. Burgin               January 28, 2009          3,000                86.7500
Pablo J. Salame                  January 28, 2009         40,000                86.1305
Paul J. Huchro                   January 28, 2009          3,000                84.5997
Paul M. Young                    January 28, 2009          5,000                85.9560
Peter C. Enns                    January 28, 2009          2,000                85.9330
Peter K. Tomozawa                January 28, 2009            800                88.2500
Peter K. Tomozawa                January 28, 2009            100                88.2500
Peter K. Tomozawa                January 28, 2009            100                88.2500
Peter K. Tomozawa                January 28, 2009            500                89.0000
Peter K. Tomozawa                January 28, 2009            200                89.0000
Peter K. Tomozawa                January 28, 2009            200                89.0000
Peter K. Tomozawa                January 28, 2009            100                89.0000
Puneet Malhi                     January 28, 2009            300                85.4700
Puneet Malhi                     January 28, 2009            500                85.4800
Puneet Malhi                     January 28, 2009            300                85.4900
Puneet Malhi                     January 28, 2009            100                85.5000
Puneet Malhi                     January 28, 2009            100                85.5200
Puneet Malhi                     January 28, 2009            100                85.5200
Puneet Malhi                     January 28, 2009            100                85.5200
Puneet Malhi                     January 28, 2009            100                85.5200
Puneet Malhi                     January 28, 2009            200                85.5300
Puneet Malhi                     January 28, 2009            200                85.5300
Puneet Malhi                     January 28, 2009            400                85.5300
Puneet Malhi                     January 28, 2009            100                85.5300
Puneet Malhi                     January 28, 2009            100                85.5300
Puneet Malhi                     January 28, 2009            100                85.5300
Puneet Malhi                     January 28, 2009            100                85.5300
Puneet Malhi                     January 28, 2009            200                85.5300
Ravi Sinha                       January 28, 2009         10,000                84.8100
Raymond J. Iwanowski             January 28, 2009         20,000                86.9786
Rebecca M. Shaghalian            January 28, 2009             50                85.3500
Rebecca M. Shaghalian            January 28, 2009             98                86.0000
Rebecca M. Shaghalian            January 28, 2009            100                86.0000
Rebecca M. Shaghalian            January 28, 2009            100                86.0000

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Rebecca M. Shaghalian            January 28, 2009             50                86.0700
Rebecca M. Shaghalian            January 28, 2009             50                86.2200
Rebecca M. Shaghalian            January 28, 2009            100                87.5000
Sanaz Zaimi                      January 28, 2009          5,170                85.9695
Sanaz Zaimi                      January 28, 2009         10,279                86.0696
Stacy Bash-Polley                January 28, 2009          5,000                85.9082
Stephen D. Daniel                January 28, 2009          2,000                87.0000
Stephen D. Daniel                January 28, 2009          3,000                87.0510
Stephen M. Scherr                January 28, 2009          5,000                85.0620
Stephen M. Scherr                January 28, 2009          3,500                86.8571
Steven H. Strongin               January 28, 2009         10,000                85.9210
Steven M. Feldman                January 28, 2009          5,294                84.9013
Timothy M. Kingston              January 28, 2009          5,000                88.0000
Vishal Gupta                     January 28, 2009         16,966                86.5815
William J. Conley, Jr.           January 28, 2009          1,000                86.2500
Yusuf A. Alireza                 January 28, 2009         19,124                84.8100
Buckley T. Ratchford             January 29, 2009         21,997                85.1200
C. Howard Wietschner             January 29, 2009            200                83.0000
C. Howard Wietschner             January 29, 2009            100                83.3200
C. Howard Wietschner             January 29, 2009            100                83.3200
C. Howard Wietschner             January 29, 2009            100                83.3300
Christoph W. Stanger             January 29, 2009          2,500                86.0000
David B. Philip                  January 29, 2009          2,500                85.4000
Deborah R. Leone                 January 29, 2009          1,958                85.0960
Dorothee Blessing                January 29, 2009          2,500                85.1200
Gregory D. Lee                   January 29, 2009          2,000                83.7040
Laurence Stein                   January 29, 2009            500                83.2940
Steven H. Strongin               January 29, 2009            200                85.0000
Thomas D. Teles                  January 29, 2009          4,500                83.8920
Edith W. Cooper                  January 30, 2009          1,500                82.8500
Edith W. Cooper                  January 30, 2009            121                82.8600
Edith W. Cooper                  January 30, 2009            100                82.8600
Edith W. Cooper                  January 30, 2009            100                82.8600
Edith W. Cooper                  January 30, 2009            100                82.8600
Edith W. Cooper                  January 30, 2009            100                82.8600
Edith W. Cooper                  January 30, 2009          1,800                82.8700
Edith W. Cooper                  January 30, 2009            100                82.8700
Edith W. Cooper                  January 30, 2009            100                82.8700
Edith W. Cooper                  January 30, 2009          2,000                82.8800
Edith W. Cooper                  January 30, 2009            100                82.8800
Edith W. Cooper                  January 30, 2009            100                82.8800
Edith W. Cooper                  January 30, 2009            200                82.8800
Edith W. Cooper                  January 30, 2009            100                82.9000
Edith W. Cooper                  January 30, 2009            100                82.9000
Edith W. Cooper                  January 30, 2009            100                82.9100
Edith W. Cooper                  January 30, 2009            100                82.9100
Edith W. Cooper                  January 30, 2009            100                82.9100
Edith W. Cooper                  January 30, 2009            100                82.9100
Edith W. Cooper                  January 30, 2009            100                82.9100
Edith W. Cooper                  January 30, 2009            100                82.9200
Edith W. Cooper                  January 30, 2009            400                82.9300
Gregg S. Weinstein               January 30, 2009          2,500                80.1656
Jan Hatzius                      January 30, 2009          1,032                83.7232
Lisa M. Shalett                  January 30, 2009          1,000                84.5000

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Michael L. Dweck                 January 30, 2009          1,000                81.0380
Raymond J. Iwanowski             January 30, 2009          5,000                81.6933
Robert R. Gheewalla              January 30, 2009          2,000                83.5000
Theodore T. Wang                 January 30, 2009            224                84.0300
Timothy H. Moe                   January 30, 2009          2,000                82.4060
William C. Montgomery            January 30, 2009          1,700                83.6268
C. Howard Wietschner             February 2, 2009            200                81.5000
Donald R. Mullen                 February 2, 2009         10,000                83.6579
John S. Willian                  February 2, 2009          4,000                82.1640
Morgan C. Sze                    February 2, 2009          7,000                81.1097
Paul D. Scialla                  February 2, 2009            100                83.0900
Paul D. Scialla                  February 2, 2009            100                83.0900
Paul D. Scialla                  February 2, 2009            200                83.0900
Paul D. Scialla                  February 2, 2009            100                83.1000
Raymond J. Iwanowski             February 2, 2009          5,000                82.5935
Thomas W. Cornacchia             February 2, 2009         10,000                82.7651
William C. Montgomery            February 2, 2009          6,293                83.2562
Christina P. Minnis              February 3, 2009          2,300                80.7865
John J. Vaske                    February 3, 2009            924                83.2211
John J. Vaske                    February 3, 2009          1,434                83.2728
John J. Vaske                    February 3, 2009            350                83.3000
John J. Vaske                    February 3, 2009          1,660                83.3597
John J. Vaske                    February 3, 2009          2,672                83.5533
John J. Vaske                    February 3, 2009          2,960                83.7874
Michael L. Dweck                 February 3, 2009          1,000                83.0818
Robert R. Gheewalla              February 3, 2009          2,000                83.0730
Andrew J. Jonas                  February 4, 2009          2,846                84.2996
C. Howard Wietschner             February 4, 2009            250                85.0000
Christina P. Minnis              February 4, 2009          2,369                85.0000
David B. Philip                  February 4, 2009          5,000                88.8604
David J. Greenwald               February 4, 2009          1,000                88.1947
Donald R. Mullen                 February 4, 2009          5,000                87.4214
Elisha Wiesel                    February 4, 2009          5,000                88.5348
Elizabeth E. Beshel              February 4, 2009            100                87.2800
Elizabeth E. Beshel              February 4, 2009            100                87.2800
Elizabeth E. Beshel              February 4, 2009            100                87.2800
Elizabeth E. Beshel              February 4, 2009            200                87.2800
Gary T. Giglio                   February 4, 2009          1,000                88.6760
Giorgio De Santis                February 4, 2009         10,000                87.8715
Gregg S. Weinstein               February 4, 2009          2,500                88.7052
Harvey M. Schwartz               February 4, 2009         13,279                89.0000
James R. Paradise                February 4, 2009            250                88.3700
John E. Waldron                  February 4, 2009          3,000                89.0000
Katinka I. Domotorffy            February 4, 2009          1,000                87.7620
Leslie A. Biddle                 February 4, 2009          1,700                87.6876
Lisa M. Shalett                  February 4, 2009          6,924                87.4399
Michael L. Dweck                 February 4, 2009          1,000                88.4110
Michael S. Sherwood              February 4, 2009         45,000                83.1194
Paul D. Scialla                  February 4, 2009            100                88.6600
Paul D. Scialla                  February 4, 2009            400                88.6700
Paula B. Madoff                  February 4, 2009            500                88.6920
Peter E. Scialla                 February 4, 2009            150                88.6200
Peter E. Scialla                 February 4, 2009            100                88.6300
Philip R. Berlinski              February 4, 2009          2,675                85.9708

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Raymond J. Iwanowski             February 4, 2009          7,000                88.2586
Robert R. Gheewalla              February 4, 2009          4,000                88.3465
Stephen M. Scherr                February 4, 2009          1,000                85.0000
Steve M. Scopellite              February 4, 2009          5,000                88.0000
Suzanne O. Donohoe               February 4, 2009         12,186                88.4426
Thomas D. Teles                  February 4, 2009          2,000                88.9320
Thomas W. Cornacchia             February 4, 2009          5,000                89.2068
Allan S. Levine                  February 5, 2009            100                90.0000
Brian J. Lee                     February 5, 2009            500                92.6700
Brian J. Lee                     February 5, 2009            100                92.6700
Brian J. Lee                     February 5, 2009            600                92.6900
David J. Greenwald               February 5, 2009          2,000                93.4760
Donald R. Mullen                 February 5, 2009          5,000                92.7903
Edward K. Eisler                 February 5, 2009          1,871                94.0685
Elisha Wiesel                    February 5, 2009          5,000                92.0992
Elisha Wiesel                    February 5, 2009          5,000                93.7156
Frederick Towfigh                February 5, 2009            479                90.0000
James V. Covello                 February 5, 2009          2,585                92.7283
Jean Raby                        February 5, 2009            500                94.0500
John A. Mahoney                  February 5, 2009          2,500                93.5604
John A. Sebastian                February 5, 2009          7,500                93.6089
John J. Vaske                    February 5, 2009          5,000                93.0596
John S. Willian                  February 5, 2009          5,000                92.4047
John W. McMahon                  February 5, 2009         10,000                93.9172
Katinka I. Domotorffy            February 5, 2009          1,000                92.6090
Morgan C. Sze                    February 5, 2009          5,000                93.1154
Neil J. Wright                   February 5, 2009          4,000                93.1078
Nicholas F. Burgin               February 5, 2009          3,000                90.5000
Pablo J. Salame                  February 5, 2009         10,000                93.7740
Paul J. Huchro                   February 5, 2009          3,000                91.4780
Paula B. Madoff                  February 5, 2009          1,000                92.8950
Paula B. Madoff                  February 5, 2009          1,000                93.0000
Peter H. Comisar                 February 5, 2009            500                88.5880
Peter K. Tomozawa                February 5, 2009          1,000                92.0000
Peter K. Tomozawa                February 5, 2009          1,000                93.0000
Puneet Malhi                     February 5, 2009          1,000                89.9500
Raymond J. Iwanowski             February 5, 2009          5,000                92.5462
Robert R. Gheewalla              February 5, 2009          2,500                93.8972
Rumiko Hasegawa                  February 5, 2009          1,000                91.0000
Stacy Bash-Polley                February 5, 2009          1,786                94.1459
Stephen M. Scherr                February 5, 2009          1,500                90.0000
Steve M. Scopellite              February 5, 2009          5,000                94.0000
Timothy J. Ingrassia             February 5, 2009         10,000                92.7937
Wolfgang Fink                    February 5, 2009          1,000                90.0000
Brian J. Lee                     February 6, 2009            100                95.2600
Brian J. Lee                     February 6, 2009            200                95.2600
Brian J. Lee                     February 6, 2009            300                95.2900
Brian J. Lee                     February 6, 2009            100                95.2900
Brian J. Lee                     February 6, 2009            200                95.2900
Brian J. Lee                     February 6, 2009            100                95.2900
Christopher M. Barter            February 6, 2009         12,018                95.6113
David B. Heller                  February 6, 2009          8,520                95.8443
Edward M. Siskind                February 6, 2009          6,000                96.0338
Edward M. Siskind                February 6, 2009         20,431                96.0338

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Edward M. Siskind                February 6, 2009         13,569                96.0338
Elisha Wiesel                    February 6, 2009         14,000                94.5714
Elizabeth E. Beshel              February 6, 2009            100                94.8100
Elizabeth E. Beshel              February 6, 2009            300                94.8100
Elizabeth E. Beshel              February 6, 2009            100                94.8300
Eric S. Lane                     February 6, 2009            496                94.7440
Frank L. Coulson, Jr.            February 6, 2009          2,000                95.5000
Frederick Towfigh                February 6, 2009            500                95.0000
Gavin G. O'Connor                February 6, 2009          1,655                94.8936
George N. Mattson                February 6, 2009          3,426                95.2890
Glenn P. Earle                   February 6, 2009         18,354                94.6822
Heather K. Shemilt               February 6, 2009          2,000                94.5000
Jeffrey M. Moslow                February 6, 2009          7,216                94.6979
John A. Sebastian                February 6, 2009          7,227                95.5140
John J. Rafter                   February 6, 2009          4,614                96.2658
John J. Rafter                   February 6, 2009         22,009                96.2658
Leslie A. Biddle                 February 6, 2009          2,000                95.0000
Marshall Smith                   February 6, 2009            500                96.2600
Marshall Smith                   February 6, 2009            200                96.2700
Marshall Smith                   February 6, 2009            155                96.3000
Marshall Smith                   February 6, 2009            100                96.3000
Marshall Smith                   February 6, 2009            100                96.3100
Michael L. Dweck                 February 6, 2009          1,000                95.2540
Nicholas F. Burgin               February 6, 2009          2,500                94.7500
Pablo J. Salame                  February 6, 2009         10,000                95.0000
Paula B. Madoff                  February 6, 2009            500                96.0000
Puneet Malhi                     February 6, 2009            223                95.5000
Puneet Malhi                     February 6, 2009            150                96.0000
Puneet Malhi                     February 6, 2009            100                96.0000
Raymond J. Iwanowski             February 6, 2009          3,000                95.2013
Robert D. Henderson              February 6, 2009         16,891                95.0000
Robin A. Vince                   February 6, 2009            194                94.5500
Robin A. Vince                   February 6, 2009            100                94.5500
Robin A. Vince                   February 6, 2009            100                94.5500
Robin A. Vince                   February 6, 2009            100                94.5500
Robin A. Vince                   February 6, 2009            200                94.5500
Robin A. Vince                   February 6, 2009            177                95.7400
Robin A. Vince                   February 6, 2009            300                95.7400
Robin A. Vince                   February 6, 2009            200                95.7400
Rumiko Hasegawa                  February 6, 2009          1,500                95.0000
Simon I. Mansfield               February 6, 2009         20,000                96.0085
Takashi Murata                   February 6, 2009          8,000                94.4000
Wolfgang Fink                    February 6, 2009          1,500                95.0000
Anne F. Brennan                  February 9, 2009          2,100                97.2290
Bernard A. Mensah                February 9, 2009          1,500                97.1753
Edward K. Eisler                 February 9, 2009          2,000                96.0000
Frank L. Coulson, Jr.            February 9, 2009          1,700                97.9988
Frank L. Coulson, Jr.            February 9, 2009          2,000                98.0065
Frank L. Coulson, Jr.            February 9, 2009            300                98.0500
Jane P. Chwick                   February 9, 2009          1,000                97.4400
John A. Mahoney                  February 9, 2009          1,000                96.0000
Katsunori Sago                   February 9, 2009          5,000                97.8900
Kenneth W. Hitchner              February 9, 2009         17,775                98.0000
Lora J. Price                    February 9, 2009          1,700                97.2382

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Nicholas F. Burgin               February 9, 2009          2,500                97.7500
Pablo J. Salame                  February 9, 2009         10,000                98.0000
Patrick M. Street                February 9, 2009            400                97.7100
Patrick M. Street                February 9, 2009          2,500                97.7200
Patrick M. Street                February 9, 2009            700                97.7300
Patrick M. Street                February 9, 2009            900                97.7400
Patrick M. Street                February 9, 2009            600                97.7500
Patrick M. Street                February 9, 2009            100                97.7600
Patrick M. Street                February 9, 2009            100                97.7700
Patrick M. Street                February 9, 2009            300                97.7800
Patrick M. Street                February 9, 2009            600                97.7900
Patrick M. Street                February 9, 2009          1,200                97.8200
Patrick M. Street                February 9, 2009            100                97.8300
Paul D. Scialla                  February 9, 2009            100                96.0700
Paul D. Scialla                  February 9, 2009            100                96.1000
Paul D. Scialla                  February 9, 2009            100                96.1000
Paul D. Scialla                  February 9, 2009            150                96.1000
Paul D. Scialla                  February 9, 2009            200                96.1000
Paul D. Scialla                  February 9, 2009            100                96.1100
Peter K. Tomozawa                February 9, 2009          1,000                98.3300
Puneet Malhi                     February 9, 2009            250                98.0500
Raymond J. Iwanowski             February 9, 2009          5,000                97.5128
Rebecca M. Shaghalian            February 9, 2009            100                97.5000
Rebecca M. Shaghalian            February 9, 2009            150                97.5000
Rebecca M. Shaghalian            February 9, 2009            150                97.5000
Rebecca M. Shaghalian            February 9, 2009            100                97.9100
Thomas D. Teles                  February 9, 2009          2,500                97.3224
Timothy J. Ingrassia             February 9, 2009         10,000                98.0565
Morgan C. Sze                    February 10, 2009         5,464                90.4014
Oliver R. Bolitho                February 10, 2009         5,000                96.5600
Paul D. Scialla                  February 10, 2009           200                97.2500
Paul D. Scialla                  February 10, 2009           100                97.2700
Paul D. Scialla                  February 10, 2009           100                97.2700
Paul D. Scialla                  February 10, 2009           100                97.2700
Thomas D. Teles                  February 10, 2009           268                91.0649
Devesh P. Shah                   February 11, 2009         1,660                94.2342
Gary T. Giglio                   February 11, 2009         1,000                92.1010
Robert R. Gheewalla              February 11, 2009         1,600                92.3250
Stephen P. Hickey                February 11, 2009           876                93.7954
Allan S. Marson                  February 12, 2009         3,000                92.5300
Peter K. Tomozawa                February 12, 2009         1,000                95.0000
Charlotte P. Ransom              February 13, 2009        10,000                96.1050
Dorothee Blessing                February 13, 2009         2,000                94.9000
Gregg A. Gonsalves               February 13, 2009         8,500                97.7382
Heather K. Shemilt               February 13, 2009         2,000                97.0295
James B. Clark                   February 13, 2009         8,526                97.4273
Jason G. Cahilly                 February 13, 2009           100                97.0000
Jason G. Cahilly                 February 13, 2009           100                97.0000
Jason G. Cahilly                 February 13, 2009           200                97.0000
Jason G. Cahilly                 February 13, 2009           200                97.0000
Jason G. Cahilly                 February 13, 2009           200                97.0000
Jason G. Cahilly                 February 13, 2009           427                97.0000
John J. Vaske                    February 13, 2009         5,000                96.7558
Jonathan A. Beinner              February 13, 2009         5,280                96.4877

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Justin G. Gmelich                February 13, 2009         2,500                96.5404
Katinka I. Domotorffy            February 13, 2009           382                95.0000
Kaysie P. Uniacke                February 13, 2009         4,323                96.7419
Kenneth M. Eberts III            February 13, 2009        10,000                96.7028
Kevin S. Gasvoda                 February 13, 2009         1,100                95.9564
Krishna S. Rao                   February 13, 2009         5,685                95.5447
Laurence Stein                   February 13, 2009           700                97.2857
Luca D. Ferrari                  February 13, 2009           885                96.1792
Michael P. Esposito              February 13, 2009         6,785                95.4172
Peter K. Tomozawa                February 13, 2009         1,000                97.4000
Ram K. Sundaram                  February 13, 2009         3,000                96.7540
Robert R. Gheewalla              February 13, 2009         2,000                96.4275
Robin A. Vince                   February 13, 2009           177                97.2500
Robin A. Vince                   February 13, 2009           500                97.2500
Robin A. Vince                   February 13, 2009           200                97.3500
Robin A. Vince                   February 13, 2009           494                97.3500
Sara E. Recktenwald              February 13, 2009         6,000                95.5860
Sheila H. Patel                  February 13, 2009         1,122                97.4027
Thomas D. Teles                  February 13, 2009         2,392                96.6111
Todd W. Leland                   February 13, 2009         1,908                94.9000
William C. Montgomery            February 13, 2009        10,022                95.1214

The following purchases of Voting Shares were made by the following Covered Persons through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange:

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Philip Holzer                    December 29, 2008        10,000                75.9145
David A. Lehman                  January 20, 2009            100                60.9700
David A. Lehman                  January 20, 2009            100                60.9800
David A. Lehman                  January 20, 2009            800                60.9800
David A. Lehman                  January 20, 2009          1,000                60.9800
David A. Lehman                  January 20, 2009          1,000                61.0700
David A. Lehman                  January 20, 2009            100                61.2400
David A. Lehman                  January 20, 2009            100                61.2500
David A. Lehman                  January 20, 2009            100                61.2500
David A. Lehman                  January 20, 2009            100                61.2500
David A. Lehman                  January 20, 2009            100                61.2500
David A. Lehman                  January 20, 2009            100                61.2500
David A. Lehman                  January 20, 2009            100                61.2600
David A. Lehman                  January 20, 2009            100                61.2600
David A. Lehman                  January 20, 2009            100                61.2700
David A. Lehman                  January 20, 2009            100                61.2800
Edward K. Eisler                 January 20, 2009          4,000                60.3213
Edward K. Eisler                 January 20, 2009          4,000                62.5824
Edward K. Eisler                 January 20, 2009          4,000                63.1553
Edward K. Eisler                 January 20, 2009          3,000                64.3500
Edward K. Eisler                 January 20, 2009          3,000                65.4921
Edward K. Eisler                 January 21, 2009          4,605                64.5254
Edward K. Eisler                 January 21, 2009          5,000                66.0622
Edward K. Eisler                 January 21, 2009          5,000                66.5186
Edward K. Eisler                 January 21, 2009          5,000                66.7406
Edward K. Eisler                 January 21, 2009          5,000                67.7318
Neil J. Wright                   January 26, 2009          7,320                76.6216
Michael S. Sherwood              February 3, 2009         45,000                81.3574

The following sales of Other Shares were made by family members of the following Covered Persons or by estate planning entities (which are not Reporting Entities) established by the following Covered Persons or through one or more subsidiaries of GS Inc. for cash on the New York Stock Exchange:

COVERED PERSON                      TRADE DATE       NUMBER OF SHARES   PRICE PER SHARE (IN $)
-----------------------------   ------------------   ----------------   ----------------------
Bruce A. Heyman                  January 13, 2009         16,070                75.3617
David G. Shell                   January 13, 2009          4,691                74.0000
Jeffrey P. Nedelman              January 13, 2009          9,762                76.8131
Jon A. Woodruff                  January 13, 2009          5,000                75.7056
Jon A. Woodruff                  January 13, 2009          2,000                76.3660
Jon A. Woodruff                  January 13, 2009          2,000                77.6557
Ryan D. Limaye                   January 13, 2009          4,000                77.0630
David M. Ryan                    January 21, 2009          4,000                65.0203
Joseph P. DiSabato               January 23, 2009          1,000                73.4640
Ryan D. Limaye                   January 26, 2009          4,000                77.3985
Jeffrey P. Nedelman              January 27, 2009          2,627                78.6110
Joseph P. DiSabato               January 27, 2009          1,500                76.7977
Ryan D. Limaye                   January 27, 2009          4,000                77.9315
Bruce A. Heyman                  January 28, 2009          1,761                87.4326
David G. Shell                   January 28, 2009          4,691                87.0249
David M. Ryan                    January 28, 2009          3,000                83.5253
Jon A. Woodruff                  January 28, 2009          2,394                85.7865
Jon A. Woodruff                  January 28, 2009          2,000                87.4510
Joseph P. DiSabato               January 28, 2009          1,500                85.7140
Joseph P. DiSabato               January 28, 2009          1,500                85.7140
Ryan D. Limaye                   January 28, 2009          4,864                86.3301
David M. Ryan                    January 30, 2009          4,000                82.0460
David M. Ryan                    January 30, 2009          4,000                83.0000
Joseph P. DiSabato               January 30, 2009          1,000                83.2940
Jon A. Woodruff                  February 4, 2009          1,195                87.8426
Joseph P. DiSabato               February 4, 2009          1,385                88.0973
Jon A. Woodruff                  February 5, 2009          1,195                90.0000
Andrew M. Gordon                 February 6, 2009          5,454                96.0502
George C. Lee II                 February 6, 2009          5,000                94.7604
Wassim G. Younan                 February 13, 2009        20,000                97.0569

The following cashless exercises of stock options were effected by the following Covered Persons, with the indicated number of underlying shares sold through an affiliate of Mellon Investor Services LLC for cash on the New York Stock
Exchange:

                                                 NUMBER   STRIKE    SALES      NUMBER      NUMBER
                                                  OF       PRICE    PRICE    OF SHARES   OF SHARES
     COVERED PERSON         DATE OF EXERCISE    OPTIONS   (IN $)    (IN $)      SOLD      RETAINED
------------------------   ------------------   -------   ------   -------   ---------   ---------
Scott A. Romanoff           December 18, 2008     8,148    53.00   79.4099      8,148          0
Jean Raby                   December 19, 2008     1,000    53.00   78.2020      1,000          0
John A. Ashdown              January 2, 2009      2,500    53.00   84.0000      2,500          0
John A. Ashdown              January 8, 2009      3,000    53.00   84.2500      3,000          0
John A. Ashdown              January 9, 2009      3,000    53.00   83.8783      3,000          0
Daisuke Toki                 January 9, 2009      3,000    53.00   86.1000      3,000          0
Daisuke Toki                January 16, 2009      2,000    53.00   75.5900      2,000          0
Stephen R. Pierce           January 23, 2009     10,000    53.00   74.9093     10,000          0
Alan S. Kava                January 28, 2009      4,883    53.00   87.7199      4,883          0
Gwen R. Libstag             January 28, 2009     10,772    53.00   86.0000      8,287      2,485

                                                 NUMBER   STRIKE    SALES      NUMBER      NUMBER
                                                   OF      PRICE    PRICE    OF SHARES   OF SHARES
     COVERED PERSON         DATE OF EXERCISE    OPTIONS   (IN $)    (IN $)      SOLD      RETAINED
------------------------   ------------------   -------   ------   -------   ---------   ---------
Jean Raby                   January 28, 2009        500    53.00   86.0300        500          0
Douglas L. Feagin           January 29, 2009        200    53.00   85.1200        200          0
Douglas L. Feagin           January 30, 2009        800    53.00   82.4000        800          0
Andrew F. Wilson            February 2, 2009     10,000    53.00   82.0000     10,000          0
Shahriar Tadjbakhsh*        February 3, 2009     27,888    53.00   82.1500          0     27,888
John A. Ashdown             February 4, 2009      6,622    53.00   88.9023      6,622          0
Jean Raby                   February 4, 2009        500    53.00   88.2000        500          0
Philip S. Armstrong         February 6, 2009      2,656    53.00   94.7308      2,656          0
Elizabeth C. Fascitelli     February 6, 2009     29,459    53.00   95.1675     29,459          0
Douglas L. Feagin           February 6, 2009        500    53.00   92.9200        500          0
Douglas L. Feagin           February 6, 2009        500    53.00   94.1000        500          0
Gwen R. Libstag             February 6, 2009     10,000    53.00   95.0000      7,770      2,230
Mitchell J. Lieberman       February 6, 2009      5,000    53.00   95.0000      5,000          0
John J. McCabe              February 9, 2009        500    53.00   97.2500        500          0
Christopher A. Cole         February 10, 2009     2,000   82.875   96.0000      2,000          0
Deborah R. Leone            February 11, 2009       276    53.00   92.9200        276          0
Hughes B. Lepic*            February 12, 2009    33,668    53.00   93.8400          0          0
Hughes B. Lepic             February 12, 2009    36,163    53.00   96.0000     26,630      9,533
Andrew F. Wilson            February 12, 2009     5,000    53.00   95.0000      5,000          0
Gwen R. Libstag             February 13, 2009     5,000    53.00   97.0000      3,820      1,180
John J. McCabe              February 13, 2009       500    53.00   97.8500        500          0
Stephen R. Pierce           February 13, 2009    11,000    53.00   96.5000     11,000          0

* This transaction was a cash-for-stock exercise, not a cashless exercise, and did not involve the sale of stock. As of February 13, 2009, Mr. Lepic's transaction had not yet settled.

The following charitable contributions and other transfers of shares in transactions for which no consideration was received were made by the following Covered Persons:

                                                                  ACQUISITION OR
COVERED PERSON               TRANSFER DATE     NUMBER OF SHARES     DISPOSITION
------------------------   -----------------   ----------------   --------------
Simon P. Morris            December 17, 2008         13,728         Disposition
Pierre-Henri Flamand       January 13, 2009         107,064         Disposition
Margaret J. Holen          January 13, 2009           2,656         Acquisition
Esta E. Stecher            January 14, 2009           8,607         Disposition
Simon P. Morris            January 15, 2009          29,162         Disposition
John J. McCabe             January 16, 2009           4,060         Disposition
Sanggyun Ahn               January 16, 2009           9,381         Disposition
Dioscoro-Roy I. Ramos      January 20, 2009           4,413         Disposition
Paul D. Bernard            January 20, 2009             724         Acquisition
Elizabeth E. Beshel        January 23, 2009           3,006         Disposition
Dimitrios Kavvathas        January 29, 2009           9,468         Disposition
Isabelle Ealet             January 29, 2009          12,000         Disposition
Martin Hintze              February 2, 2009           1,800         Disposition
Martin Hintze              February 5, 2009           1,601         Disposition
Sanjeev K. Mehra           February 6, 2009           8,900         Disposition
Jonathan J. Hall           February 9, 2009          17,078         Disposition
Martin Hintze              February 9, 2009             900         Disposition

The Covered Persons listed below participate in the Common Stock fund of The Goldman Sachs 401(k) Plan. These Covered Persons acquired interests in the Common Stock fund representing the number of Other Shares set forth below:

                                                                    PRICE PER
COVERED PERSON             TRANSACTION DATE    NUMBER OF SHARES   SHARE (IN $)
------------------------   -----------------   ----------------   ------------
Peter K. Tomozawa          November 14, 2008           2              66.73
Peter K. Tomozawa          November 28, 2008           2              78.99
Peter K. Tomozawa          December 15, 2008           2              66.46
Peter K. Tomozawa          December 31, 2008           2              84.39
Peter K. Tomozawa           January 15, 2009           2              73.83
Peter K. Tomozawa           January 30, 2009          25              80.73
Peter K. Tomozawa          February 13, 2009           2              96.45

                                                                         ANNEX F

ITEM 6. DESCRIPTION OF POSITIONS IN DERIVATIVE INSTRUMENTS OF COVERED PERSONS OR REPORTING ENTITIES.

The following Covered Persons or Reporting Entities have written or purchased American-style standardized call options or put options on Voting Shares with the following terms:

                             INSTRUMENT    NUMBER OF   STRIKE PRICE
     COVERED PERSON         AND POSITION     SHARES       (IN $)       TRANSACTION DATE      MATURITY DATE
------------------------   -------------   ---------   ------------   ------------------   -----------------
Michael J. Graziano         Call Written      4,000         155       September 25, 2008     April 18, 2009
Gary T. Giglio              Put Written       4,000          80        October 10, 2008     January 16, 2010
Jeffrey M. Moslow           Call Written      9,000          90        December 18, 2008     April 18, 2009
Byron D. Trott              Call Written     10,000         115         January 6, 2009      April 18, 2009
Peter K. Tomozawa           Call Written      1,000          95         January 6, 2009    February 21, 2009
David H. Voon               Call Written      5,000          80        January 13, 2009      April 18, 2009
Gavin Simms                 Call Written      4,000          80        January 13, 2009      April 18, 2009
Marc O. Nachmann            Call Written      1,500          90        January 14, 2009      April 18, 2009
David H. Voon               Call Written      5,000          80        January 15, 2009    February 21, 2009
L. Peter O'Hagan            Call Written     20,000          75        January 15, 2009      April 18, 2009
C. Howard Wietschner        Call Written        500          75        January 16, 2009    February 21, 2009
C. Howard Wietschner        Call Written      1,000          80        January 16, 2009    February 21, 2009
David J. Greenwald          Call Written      1,000          90        January 16, 2009     January 16, 2010
Laura C. Conigliaro         Call Written      5,000         100        January 16, 2009     January 16, 2010
David H. Voon               Call Written     10,000          65        January 21, 2009      March 21, 2009
David H. Voon               Call Written      5,000          75        January 21, 2009      July 18, 2009
David H. Voon               Call Written        200          95        January 21, 2009      July 18, 2009
Jeffrey A. Resnick          Call Written     10,000          65        January 21, 2009      April 18, 2009
Jeffrey A. Resnick          Put Written       5,000          65        January 21, 2009      April 18, 2009
Paul M. Russo               Call Written      5,000          65        January 21, 2009    February 21, 2009
Paul M. Russo               Call Written      5,000          70        January 21, 2009    February 21, 2009
Paul M. Russo               Call Written      5,000          85        January 21, 2009    February 21, 2009
L. Peter O'Hagan            Call Written     10,000          85        January 22, 2009      April 18, 2009
Leslie A. Biddle            Call Written      2,000          85        January 22, 2009      April 18, 2009
C. Howard Wietschner        Call Written        500          75        January 26, 2009      March 21, 2009
David J. Greenwald          Call Written      2,500          70        January 26, 2009      April 18, 2009
David J. Greenwald          Call Written      2,500          80        January 26, 2009      April 18, 2009
Jeffrey A. Resnick          Call Written     20,000          80        January 26, 2009      April 18, 2009
Kathleen G. Elsesser        Call Written      4,500          85        January 26, 2009      April 18, 2009
Michael J. Millette         Call Written      2,400          90        January 26, 2009      July 18, 2009
Peter H. Comisar            Call Written      1,000          75        January 26, 2009      April 18, 2009
Scott A. Romanoff           Call Written      3,000          95        January 26, 2009      April 18, 2009
C. Howard Wietschner        Call Written        200          85        January 27, 2009      March 21, 2009
Gregory A. Agran            Call Written     15,000          80        January 27, 2009      April 18, 2009
Jeffrey A. Resnick          Call Written      2,500          75        January 27, 2009      April 18, 2009
Jeffrey A. Resnick          Put Written       2,500          75        January 27, 2009      April 18, 2009
Jeffrey A. Resnick          Call Written      5,000          85        January 27, 2009      April 18, 2009
Joseph Ravitch              Call Written      5,500          90        January 27, 2009      April 18, 2009
Kenneth A. Pontarelli       Call Written      5,000         125        January 27, 2009     January 16, 2010
Robert J. Sweeney           Call Written      3,000          95        January 27, 2009      July 18, 2009
Stephen Branton-Speak       Call Written      6,900          70        January 27, 2009      March 21, 2009
Stephen Branton-Speak       Call Written      6,000          80        January 27, 2009      March 21, 2009
C. Howard Wietschner        Call Written        600          80        January 28, 2009      March 21, 2009

                             INSTRUMENT    NUMBER OF   STRIKE PRICE
     COVERED PERSON         AND POSITION     SHARES       (IN $)       TRANSACTION DATE      MATURITY DATE
------------------------   -------------   ---------   ------------   ------------------   -----------------
Clare R. Scherrer           Call Written      5,000          90        January 28, 2009      April 18, 2009
Edward G. Hadden            Call Written      8,600          85        January 28, 2009      April 18, 2009
Edward G. Hadden            Call Written      4,500         125        January 28, 2009      April 18, 2009
Gavin Simms                 Call Written      2,000          85        January 28, 2009      April 18, 2009
Howard B. Schiller          Call Written     20,000         100        January 28, 2009      April 18, 2009
Jeffrey A. Resnick          Call Written      5,000          90        January 28, 2009      April 18, 2009
Jeffrey M. Tomasi           Call Written      2,000          90        January 28, 2009      July 18, 2009
Kevin S. Gasvoda            Call Written      3,000         100        January 28, 2009      July 18, 2009
Luca D. Ferrari             Call Written      5,200          95        January 28, 2009      April 18, 2009
Michael E. Koester          Call Written      2,000          90        January 28, 2009      July 18, 2009
Nicholas F. Burgin          Call Written      3,000          80        January 28, 2009      April 18, 2009
Paul M. Russo               Call Written      5,000          80        January 28, 2009      April 18, 2009
Paul M. Russo               Call Written      5,000          85        January 28, 2009      April 18, 2009
Peter C. Aberg              Call Written      1,000         125        January 28, 2009     January 16, 2010
Peter C. Aberg              Call Written      1,000         150        January 28, 2009     January 22, 2011
Peter C. Aberg              Call Written      1,000         160        January 28, 2009     January 22, 2011
Richard M. Ruzika           Call Written     30,000          90        January 28, 2009      April 18, 2009
Richard M. Ruzika           Call Written     30,000         100        January 28, 2009      July 18, 2009
Robert A. McTamaney         Call Written     27,100          90        January 28, 2009      March 21, 2009
Simon Dingemans             Call Written     20,000          95        January 28, 2009      March 21, 2009
Stephen D. Daniel           Call Written      5,000          90        January 28, 2009      April 18, 2009
Susan A. Willetts           Call Written      5,000         100        January 28, 2009      July 18, 2009
Theodore T. Wang            Call Written      3,000          80        January 28, 2009      March 21, 2009
Theodore T. Wang            Call Written     10,000          90        January 28, 2009      July 18, 2009
Vishal Gupta               Put Purchased     15,000          85        January 28, 2009      April 18, 2009
Christopher G. French       Call Written      5,000          90        January 29, 2009      March 21, 2009
Christopher G. French       Call Written      5,000          95        January 29, 2009      March 21, 2009
Joseph Ravitch              Call Written      5,600          95        January 29, 2009      April 18, 2009
Kevin S. Gasvoda            Call Written      1,500         105        January 29, 2009      July 18, 2009
C. Howard Wietschner        Call Written        800          65        January 30, 2009      March 21, 2009
C. Howard Wietschner        Call Written      1,600          70        February 2, 2009      March 21, 2009
Nicholas F. Burgin          Call Written      2,000          85        February 2, 2009      April 18, 2009
Peter C. Aberg              Call Written     12,000         130        February 2, 2009     January 22, 2011
Peter C. Aberg              Call Written      8,000         140        February 2, 2009     January 22, 2011
Richard A. Kimball, Jr.     Call Written     12,000          95        February 2, 2009      July 18, 2009
C. Howard Wietschner        Call Written        500          90        February 4, 2009      March 21, 2009
David B. Heller             Call Written     25,000          60        February 4, 2009      April 18, 2009
Eric S. Lane                Call Written      5,000          90        February 4, 2009      April 18, 2009
Ivan Ross                   Call Written      2,000         100        February 4, 2009      April 18, 2009
Jean Raby                   Call Written      2,000         100        February 4, 2009      April 18, 2009
Larry M. Kellerman          Call Written      4,000         110        February 4, 2009      July 18, 2009
Larry M. Kellerman          Call Written      2,000         115        February 4, 2009      July 18, 2009
Michael Rimland             Call Written     10,000         105        February 4, 2009      July 18, 2009
Nicholas F. Burgin          Call Written      2,000          90        February 4, 2009      April 18, 2009
Paul M. Russo               Call Written      5,000          95        February 4, 2009      April 18, 2009
Peter A. Seccia             Call Written      7,500         100        February 4, 2009      March 21, 2009
W. Thomas York, Jr.         Call Written      2,000         105        February 4, 2009      April 18, 2009
David J. Greenwald          Call Written      2,000         100        February 5, 2009     January 16, 2010
Edward G. Hadden            Call Written      2,800         150        February 5, 2009      July 18, 2009
Jeffrey B. Goldenberg       Call Written      5,000          95        February 5, 2009      April 18, 2009
John S. Daly                Call Written     10,000         135        February 5, 2009     January 16, 2010
Kevin S. Gasvoda            Call Written      1,000         115        February 5, 2009      July 18, 2009

                             INSTRUMENT    NUMBER OF   STRIKE PRICE
     COVERED PERSON         AND POSITION     SHARES       (IN $)       TRANSACTION DATE      MATURITY DATE
------------------------   -------------   ---------   ------------   ------------------   -----------------
Mark F. Dehnert             Call Written     18,500         120        February 5, 2009      March 21, 2009
Maykin Ho                   Call Written     15,000         110        February 5, 2009      April 18, 2009
Nicholas F. Burgin          Call Written      2,000          95        February 5, 2009      April 18, 2009
Peter H. Comisar            Call Written      1,000          90        February 5, 2009      April 18, 2009
Ravi Sinha                  Call Written     10,000          90        February 5, 2009      March 21, 2009
W. Thomas York, Jr.         Call Written      2,000         100        February 5, 2009      March 21, 2009
W. Thomas York, Jr.         Call Written      2,000         110        February 5, 2009      April 18, 2009
Alison J. Mass              Call Written     35,000         100        February 6, 2009      April 18, 2009
Christopher A. Cole         Call Written     10,000         120        February 6, 2009      July 18, 2009
George N. Mattson           Call Written     10,000         110        February 6, 2009      March 21, 2009
George N. Mattson           Call Written     10,000         120        February 6, 2009      April 18, 2009
Gregory A. Agran            Call Written     10,000         105        February 6, 2009      April 18, 2009
Jeffrey M. Moslow           Call Written     10,000         100        February 6, 2009      April 18, 2009
Justin G. Gmelich           Call Written     10,000         110        February 6, 2009      March 21, 2009
Michael J. Swenson          Call Written      5,000         105        February 6, 2009      July 18, 2009
Paul M. Russo               Call Written      5,000         100        February 6, 2009      April 18, 2009
Paul M. Young               Call Written     10,000         100        February 6, 2009      April 18, 2009
Richard H. Powers           Call Written     10,000         105        February 6, 2009      April 18, 2009
Todd G. Owens               Call Written      1,000         110        February 6, 2009      April 18, 2009
Todd G. Owens               Call Written      1,000         120        February 6, 2009      July 18, 2009
David M. Ryan*              Call Written     10,000         110        February 9, 2009      April 18, 2009
Jack Levy                   Call Written     25,000         115        February 9, 2009     January 16, 2010
Jack Levy                   Call Written     75,000         130        February 9, 2009     January 16, 2010
Milton R. Berlinski         Put Written      72,600          60        February 9, 2009      July 18, 2009
Milton R. Berlinski         Call Written     72,600         110        February 9, 2009      July 18, 2009
Lik Shuen David Chan        Call Written     27,500          95        February 10, 2009     April 18, 2009
Simon I. Mansfield          Call Written     15,000         110        February 10, 2009     April 18, 2009
C. Howard Wietschner        Call Written        300         100        February 11, 2009     March 21, 2009
Marc O. Nachmann            Call Written      1,500         105        February 11, 2009     March 21, 2009
Peter K. Tomozawa           Call Written      5,000         100        February 11, 2009     March 21, 2009
Marc O. Nachmann            Call Written      3,000         120        February 12, 2009     April 18, 2009
Marc O. Nachmann            Call Written      1,500         120        February 12, 2009     March 21, 2009
Thomas J. Kenny             Call Written      7,600          90        February 12, 2009    January 16, 2010
Ivan Ross                   Call Written      1,500         110        February 13, 2009     July 18, 2009
Ivan Ross                   Call Written        500         115        February 13, 2009     July 18, 2009
John E. Waldron             Call Written      3,300         115        February 13, 2009     July 18, 2009
John E. Waldron             Call Written      3,300         120        February 13, 2009     July 18, 2009
John E. Waldron             Call Written      3,400         125        February 13, 2009     July 18, 2009
Joseph Ravitch              Call Written     13,200          95        February 13, 2009     July 18, 2009
Larry M. Kellerman          Call Written      9,000         120        February 13, 2009     July 18, 2009
Michael L. Dweck            Call Written      5,000         115        February 13, 2009     March 21, 2009
Nicholas F. Burgin          Call Written      2,500          95        February 13, 2009     March 21, 2009

* This transaction was conducted through an estate planning entity and relates to Other Shares.

SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 25, 2009

                                        By: /s/ Beverly L. O'Toole
                                            ------------------------------------
                                        Name: Beverly L. O'Toole
                                        Title: Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                                Description
-------   ----------------------------------------------------------------------
   A.     Registration Rights Instrument, dated as of December 10, 1999
          (incorporated by reference to Exhibit G to Amendment No. 1 to the
          Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

   B.     Supplemental Registration Rights Instrument, dated as of December 10,
          1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the
          Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

   C. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P.
          (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

   D. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   E.     Form of Counterpart to Shareholders' Agreement for non-U.S.
          corporations (incorporated by reference to Exhibit L to Amendment No.
          3 to the Initial Schedule 13D, filed June 30, 2000 (File No.
          005-56295)).

   F.     Form of Counterpart to Shareholders' Agreement for non-U.S. trusts
          (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

   G.     Supplemental Registration Rights Instrument, dated as of June 19, 2000
          (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

   H.     Power of Attorney (incorporated by reference to Exhibit X to Amendment
          No. 14 to the Initial Schedule 13D, filed March 29, 2001 (File No.
          005-56295)).

   I.     Supplemental Registration Rights Instrument, dated as of December 21,
          2000 (incorporated by reference to Exhibit AA to Amendment No. 12 to the Initial Schedule 13D, filed January 23, 2001 (File No.
          005-56295)).

   J.     Supplemental Registration Rights Instrument, dated as of December 21,
          2001 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-74006) filed by The Goldman Sachs
          Group, Inc.).

   K.     Supplemental Registration Rights Instrument, dated as of December 20,
          2002 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-101093) filed by The Goldman Sachs
          Group, Inc.).

   L.     Form of Written Consent Relating to Sale and Purchase of Common Stock
          (incorporated by reference to Exhibit FF to Amendment No. 35 to the Initial Schedule 13D, filed January 8, 2003 (File No. 005-56295)).

   M.     Supplemental Registration Rights Instrument, dated as of December 19,
          2003 (incorporated by reference to Exhibit 4.4 to the registration statement on Form S-3 (File No. 333-110371) filed by The Goldman Sachs
          Group, Inc.).

   N. Amended and Restated Shareholders' Agreement, effective as of the close of business on June 22, 2004 (incorporated by reference to Exhibit M to Amendment No. 54 to the Initial Schedule 13D, filed June
          22, 2004 (File No. 005-56295)).

   O.     Form of Letter Agreement, dated September 28, 2008, between certain
          Covered Persons and The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit O to Amendment No. 71 to the Initial Schedule
          13D, filed October 1, 2008 (File No. 005-56295)).